Exhibit 10.26

TERM LOAN CREDIT AND GUARANTY AGREEMENT

dated as of

March 7, 2025

among

COREWEAVE, INC.,

as the Borrower,

the other OBLIGORS party hereto

the LENDERS party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.,

as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES

Schedule 2.01	Term Loan Commitments

BORROWER DISCLOSURE LETTER

Section 3.12	Subsidiaries
Section 5.10	[Reserved]
Section 5.11	Guarantors
Section 5.12	Unrestricted Subsidiaries
Section 5.14	Post-Closing Requirements
Section 6.01	Existing Debt
Section 6.02	Existing Liens
Section 6.06	Restrictive Agreements
Section 6.07(b)	Existing Investments
Section 6.07(t)	Permitted Investments

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Funding Notice
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Joinder Agreement
Exhibit K	[Reserved]
Exhibit L	Form of Tax Forms

v

This TERM LOAN CREDIT AND GUARANTY AGREEMENT, dated as of March 7, 2025, among COREWEAVE, INC., a Delaware corporation, as the borrower (the “Borrower”), the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, together with any permitted successor agent, the “Administrative Agent”).

The Borrower has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article 1), to make Term Loans hereunder in the aggregate principal amount of $300,000,000.00 to the Borrower on the date hereof.

The proceeds of borrowings hereunder are to be used for the purposes described in Section 5.09. The Lenders are willing to establish the credit facility referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction or series of related transactions resulting in the acquisition by any Obligor or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Equity Interests of, or a business line or unit or a division of, any Person.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, other future payment obligations subject to the occurrence of any contingency (provided that, in the case of any future payments subject to a contingency, such shall be considered part of the Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by Borrower or any of its Restricted Subsidiaries), and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B or a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Receivables Sales Amount” means the aggregate face amount ((x) without giving effect to any discounts or write-offs and (y) valued as of the applicable Test Date) of all (a) Designated Receivables sold pursuant to a Permitted Designated Receivables Sale and (b) Securitization Receivables sold pursuant to a Permitted Securitization, in each case, during the one-year period ending on the applicable Test Date (specifically including all Designated Receivables Sales and/or Securitization Transactions occurring on such Test Date).

“Agreement” means this Term Loan Credit and Guaranty Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor or any of its Subsidiaries and Affiliates, in effect from time to time concerning or relating to bribery or corruption, including, without limitation the FCPA, the U.K. Bribery Act 2010, the Bank Secrecy Act, the USA Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where any Obligor, any of its Subsidiaries or any of its Affiliates conduct business, and the rules and regulations (if any) thereunder enforced by any governmental agency.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment and, once the Term Loans are funded, the percentage of the total Term Loans represented by such Lender’s Term Loans.

“Applicable Rate” means, for any day, (a) with respect to any Term Benchmark Loan or RFR Loan, as the case may be, 1.75 % per annum and (b) with respect to any Base Rate Loan, 0.75% per annum.

“Approved Borrower Portal” has the meaning assigned to it in Section 11.20(a).

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” has the meaning set forth in Section 11.04(b)(ii)(6).

“Arranger” means Morgan Stanley Senior Funding, Inc., in its capacity as lead arranger and bookrunner, and any successor thereto.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of the businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired of any Obligor or any of its Restricted Subsidiaries, including any Equity Interests (but, for the avoidance of doubt, not including Equity Interests of the Borrower or any Unrestricted Subsidiary), other than (i) inventory sold, discounted, leased or licensed out in the ordinary course of business, (ii) obsolete, surplus or worn-out property, (iii) dispositions of Cash and Cash Equivalents in the ordinary course of business in connection with activities and transactions not otherwise prohibited by this Agreement (including the conversions of Cash Equivalents into Cash or other Cash Equivalents in the ordinary course of business), (iv) dispositions of property (including the sale of any Equity Interest owned by such Person) from (A) any Restricted Subsidiary that is not an Obligor to any other Restricted Subsidiary that is not an Obligor or to any Obligor or (B) any Obligor to any other Obligor; (v) dispositions of property resulting from casualty or condemnation events or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary, including any disposition of property with respect to an insurance claim from damage to such property where the insurance company provides the Obligors or its Restricted Subsidiary the value of such property (minus any deductible and fees) in cash or with replacement property in exchange for such property; (vi) dispositions or discounts of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (vii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (viii) any abandonment, failure to maintain non-renewal or other disposition of any intellectual property (or rights relating thereto) that is no longer desirable in the conduct of any Obligor’s or any of the Restricted Subsidiaries’ business, as determined in good faith by the Borrower, (ix) any sale of property or series of related sales of property where the total consideration received by the Obligors and their respective Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at the fair market value thereof in the case of other non-cash proceeds) does not exceed $2,500,000 for such sale or series of related sales, (x) cancellations of employee notes, (xi) real property leases or subleases in the ordinary course of business, (xii) expirations of contracts in accordance with their terms, (xiii) terminations of leases or subleases in the ordinary course of business, (xiv) licenses or sublicenses of software or other Intellectual Property Rights granted in the ordinary course of business and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries taken as a whole, (xv) the incurrence of Liens permitted by Section 6.02, (xvi) samples, including time-limited evaluation software, provided to customers or prospective customers in the ordinary course of business, (xvii) de minimis amounts of equipment provided to employees to perform their jobs and (xviii) sales, transfers or other dispositions of investments in Joint Ventures or any Subsidiary that is not a wholly owned Restricted Subsidiary.

“Asset Sale Prepayment Event” shall mean any Asset Sale of Collateral subject to the Reinvestment Period allowed in Section 6.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction entered into by a Receivables Seller, the aggregate outstanding amount of the obligations (whether or not constituting indebtedness under GAAP) of any Eligible Special Purpose Entity as of such date under such Securitization Transaction.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.21(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Borrowing” means a Borrowing made at the Alternate Base Rate.

“Base Rate Loan” means a Loan that bears interest at the Alternate Base Rate.

“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.21.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the Daily Simple SOFR; or

(b) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities in the United States at such time; and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof), or if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof), continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof), or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance Section 2.21.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended.

“Beneficiary” means the Administrative Agent and any Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means the board of directors of the Borrower.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Borrower, as the same may hereafter be amended, restated or amended and restated from time to time.

“Borrower Disclosure Letter” means the disclosure letter delivered by the Borrower to the Administrative Agent and the Lenders, dated as of the Effective Date.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof accounted for as a liability on the balance sheet as determined in accordance with GAAP; provided that any obligations relating to a lease that was accounted for by such Person as an operating lease as of December 31, 2018 and any lease entered into after December 31, 2018 by such Person that would have been accounted for as an operating lease under GAAP as in effect as of December 31, 2018 shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

“Cash” means money or currency.

“Cash Equivalents” means:

(a) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(b) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition and (iv) overnight bank deposits, in each case with any foreign or domestic bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 whose short term debt is rated “A-2” or higher by S&P or “P-1” or higher by Moody’s in the case of U.S. banks and $100,000,000 (or the dollar equivalent thereof in foreign currencies as of the date of determination) in the case of non-U.S. banks;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-1 by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (b)(i) which (i) is secured by a fully perfected security interest in Cash, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender or commercial banking institution thereunder;

(h) money market funds at least 90% of the assets of which consist of investments of the type described in clauses (a) through (g) above.

“Cash Net Equity Proceeds” means, with respect to any Equity Issuance Prepayment Event, an amount equal to: (a) cash payments received by the Borrower or its Restricted Subsidiaries from such Equity Issuance Prepayment Event, minus (b) any bona fide direct costs, fees and expenses incurred in connection with such Equity Issuance Prepayment Event, minus (c) the amount of any liabilities retained by the Borrower or its Restricted Subsidiaries that are associated solely with respect to such transaction.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property constituting Collateral for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 2.12 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $5,000,000 in any fiscal year of the Borrower (the “Casualty Prepayment Trigger”), but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Holders, of Equity Interests in the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) any sale, lease, or other disposition of all or substantially all of the consolidated assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person; or (c) any “Change in Control” (or analogous term), as defined in any agreement relating to any Material Indebtedness.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and

(y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Class” when used with respect to any Lender, refers to whether such Lender has a Loan or Term Loan Commitment with respect to a particular Class of Loans or Term Loan Commitments.

“Closing Date” means the first date on which each of the conditions precedent set forth in Section 4.02 are satisfied (or waived in accordance with Section 11.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Term Loan Credit Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Communications” has the meaning set forth in Section 11.01(c).

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of Consolidated Net Income for such period:

(a) increased (without duplication) by the following, in each case (other than clause (i)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges; plus

(iii) Consolidated Depreciation and Amortization Expense for such period; plus

(iv) the amount of any restructuring charges, accruals or reserves; plus

(v) any other non-cash charges, including (A) any write offs, write downs, expenses, losses or items reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that, if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary; plus

(vii) the amount of any “earn-out” and other contingent consideration obligations in connection with any Acquisition; plus

(viii) the amount of (A) extraordinary, exceptional, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans and (B) any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to or incurred in connection with any equity issuance, including, without limitation, an initial public offering, Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful); plus

(ix) the amount of “run-rate” cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies projected by the Borrower in good faith to result from actions either taken or expected to be taken within twenty-four (24) months after the end of such period (which cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken); provided that such cost savings, operating expense reductions, operational improvements, revenue enhancements and synergies are reasonably identifiable and reasonably attributable to the actions specified and reasonably anticipated to result from such actions; plus

(x) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any net loss from disposed or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of); plus

(xiii) at the Borrower’s option, the amount of reasonably identifiable “run-rate” profits (calculated on a pre-tax basis) that are projected by the Borrower and its Subsidiaries in good faith to be derived from new contracts (calculated on a pro forma basis as though such profits had been realized on the first day of such period) within twenty-four (24) months of the entry into such new contract net of the amount of actual profits realized prior to or during such period from such new contracts and without giving any benefit for any period after the termination of such new contract;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated Adjusted EBITDA in such prior period; plus

(iii) any net income from disposed or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of); plus

(iv) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, the obligations under any Guarantee.

Consolidated Adjusted EBITDA, with respect to the fiscal quarters ended on June 30, 2024, September 30, 2024 and December 31, 2024 shall be deemed to be $276,821,941, $415,844,753 and $530,230,361, respectively, and with respect to all assets and Persons acquired or disposed of, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis.

Consolidated Adjusted EBITDA shall be calculated, at the Borrower’s option, on either (x) if, as of the date of determination, management of the Borrower expects in good faith that the Consolidated Adjusted EBITDA for two quarters following such date of determination will be higher than the immediately preceding two quarters, by multiplying the Consolidated Adjusted EBITDA for the most recent fiscal quarter multiple by four or (y) an unannualized basis (i.e., the Consolidated Adjusted EBITDA for the most recent four fiscal quarters).

“Consolidated Depreciation and Amortization Expense” means, with respect to the Borrower and its Subsidiaries for any period, the total amount of depreciation and amortization expense of the Borrower and its Subsidiaries, including, without duplication, the amortization of deferred financing fees and costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, conversion costs, amortization of favorable and unfavorable lease assets or liabilities of the Borrower and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of the Borrower and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of OID resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers, acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of hedging obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of capitalized lease obligations and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate hedging obligations with respect to Indebtedness, and excluding (A) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with Transactions or any acquisition, (B) penalties and interest relating to taxes, (C) any “additional interest” or “liquidated damages” with respect to any debt securities for failure to timely comply with registration rights obligations, (D) amortization of OID, deferred financing fees and costs, debt issuance costs, commissions, fees and expenses and discounted liabilities, (E) any expensing of bridge, commitment and other financing fees, and (F) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of the Borrower and its Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate consolidated net earnings (or loss) of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any capital stock of any Person other than in the ordinary course of business as determined in good faith by the Borrower shall be excluded;

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(d) any net after-tax effect of income (loss) from the early extinguishment, cancellation or conversion of (i) Indebtedness, (ii) hedging obligations or (iii) other debt or derivative instruments shall be excluded;

(e) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(f) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights, equity based awards, equity incentive programs or other non-cash deemed financial charges in respect of any pension liabilities or other provisions shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of equity interests by management of the Borrower or any of its direct or indirect parent companies in connection with the Transaction shall be excluded;

(g) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to this Agreement), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement) and including, in each case, any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(h) accruals and reserves that are established within twelve (12) months after the Effective Date that are so required to be established as a result of the Transaction (or within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any disposition of assets permitted under this Agreement, to the extent actually reimbursed in cash, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed in cash within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(j) to the extent covered by insurance and actually reimbursed in cash, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed in cash within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events shall be excluded;

(k) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification 815 and related pronouncements shall be excluded;

(l) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(m) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

To the extent not already included in the Consolidated Net Income of the Borrower and its Subsidiaries for any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of (x) cash proceeds received from business interruption insurance and (y) cash reimbursements of any expenses and charges deducted from Consolidated Net Income that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or disposition permitted hereunder that were not previously excluded from Consolidated Net Income per clauses (i) or (j) above.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date (and, in the case of any determination relating to any Investment or other acquisition, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Contractual Obligations” means, with respect to a Person, the obligations under each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument that such Person is a party to.

“Contribution Amount” has the meaning set forth in Section 9.03 hereof.

“Control” means the possession, directly or indirectly, of the power to (i) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise the outstanding voting power, by contract or otherwise or (ii) vote 10% of more of Equity Interests having ordinary voting power for the election of directors (or any similar governing body) of a Person. “Controlled” has the meaning correlative thereto.

“Convertible Indebtedness” means any unsecured Indebtedness of the Borrower or any Obligor that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, either (a) convertible into or exchangeable for common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock); provided that:

(i) (A) such Indebtedness does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to the final maturity date thereof (other than pursuant to customary asset sale and change of control (or fundamental change) offers and pursuant to settlements upon conversion) and (B) such Indebtedness shall have a stated maturity that is not earlier than the date that is 91 days after the Term Loan Maturity Date in effect on the date such Indebtedness is created (it being understood, for the avoidance of doubt, that a redemption right of the Borrower or Obligor with respect to such Convertible Indebtedness will not be prohibited by this proviso, but the exercise of such redemption right will be deemed to be the declaration of a Restricted Payment);

(ii) such Indebtedness is not guaranteed by any person other than the Obligors; and

(iii) no Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result from such incurrence.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Default” has the meaning set forth in Section 9.03 hereof.

“Credit Event” means the Credit Extension on the Closing Date.

“Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Term Loan Commitments, that Lender’s Term Loan Commitment; and (ii) after the termination of the Term Loan Commitments, the sum of the aggregate outstanding principal amount of the Loans of that Lender.

“Credit Extension” means the making of a Loan.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of (x) 50% of the Consolidated Net Income of the Borrower and its Subsidiaries for each fiscal quarter following the Effective Date for which financial statements are internally available, commencing with the fiscal quarter in which the Effective Date occurs and (y) (A) cumulative Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for the period (taken as one accounting period, but without duplication for any adjustments made to Consolidated Adjusted EBITDA during an earlier period for expected gains or losses that are actually realized and later added back to Consolidated Adjusted EBITDA in a subsequent period) from the beginning of the fiscal quarter in which the Effective Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are internally available, minus (B) 1.4x cumulative Fixed Charges for the same period; plus

(b) the cumulative amount of cash and Cash Equivalent proceeds and/or the fair market value of assets received from (i) the sale or transfer of Equity Interests (other than any Disqualified Equity Interests) of the Borrower or any holding company of the Borrower on or after May 16, 2024 (including upon exercise of warrants or options) which proceeds or assets have been contributed as common or preferred equity to the capital of Borrower or (ii) the common Equity Interests of the Borrower or any holding company of the Borrower (other than Disqualified Equity Interests) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any of its Subsidiaries owed to a Person other than the Borrower or any of its Subsidiaries; plus

(c) 100% of the aggregate amount of contributions to the common capital of the Borrower or any holding company of the Borrower received on or after May 16, 2024; plus

(d) to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any of its Subsidiaries in respect of any Investments made pursuant to Section 6.07(q)(ii); minus

(e) any amount of the Cumulative Credit used to make Investments pursuant to Section 6.07(q)(ii) after the Closing Date and prior to such time; minus

(f) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 6.04(l)(ii) after the Closing Date and prior to such time.

“Cure Notice” has the meaning set forth in Section 9.03 hereof.

“Cure Notification Date” has the meaning set forth in Section 9.03 hereof.

“Cure Right” has the meaning set forth in Section 9.03 hereof.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 6.01 other than Section 6.01(bb)).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Ratio” means, as of any date of determination, the ratio of (i) the sum of (x) Unrestricted Cash, calculated solely for the Obligors, plus (y) the depreciated value of plant property and equipment held by the Obligors as of such date to (ii) Obligor Total Indebtedness, calculated solely for the Obligors, as of such date.

“Declined Proceeds” has the meaning set forth in Section 2.12(g) hereof.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, any Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) [reserved], (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deferred Net Cash Proceeds” has the meaning specified in the definition of “Net Cash Proceeds”

“Deferred Net Cash Proceeds Payment Date” has the meaning specified in the definition of “Net Cash Proceeds”

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Receivables” has the meaning specified in the definition of “Designated Receivables Sale”.

“Designated Receivables Sale” means any sale, transfer or other Asset Sale pursuant to which the Borrower or any of its Subsidiaries sells, conveys or otherwise transfers on a non-recourse basis (with certain exceptions customary in transactions of such type) to a financial institution (including any commercial bank, any hedge fund, debt fund or similar investment vehicle or other non-bank entity) any of its accounts receivable (the “Designated Receivables”) and any assets related thereto (including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such accounts receivables and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with sales transactions involving such assets).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness (but solely such portion that is so convertible would be deemed to be a Disqualified Equity Interest) or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior expiration or termination of the Term Loan Commitment, the payment in full of the principal of and interest on each Loan and all fees payable hereunder. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Equity Interests of the Borrower authorized by the Borrower Charter as of the Effective Date shall not constitute Disqualified Equity Interests.

“Disqualified Institution” means (a) competitors of Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent on or after the Effective Date (as may be updated in writing from time to time), and (b) any Affiliates of the competitors identified in foregoing clause (a) (other than any such Affiliates of such competitors referred to in clause (a) above that is a bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course unless such competitor is otherwise disqualified pursuant to clause (a) above) that is either (x) identified in writing by Borrower from time to time or (y) clearly identifiable on the basis of such Affiliate’s name or otherwise.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States, excluding (a) any Foreign Subsidiary Holding Company and (b) any such Subsidiary that is owned (directly or indirectly) by a Foreign Subsidiary or a Foreign Subsidiary Holding Company.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (provided that original issue discount and upfront fees shall be amortized over the shorter of (1) the remaining Weighted Average Life to Maturity of such Indebtedness and (2) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, underwriting, structuring, unused line, consent, escrow arrangement fees, amendment, upfront or original issue discount, ticking and commitment fees and other fees payable in connection therewith that are not generally paid to all relevant lenders providing such Indebtedness and, if applicable, consent fees for an amendment paid generally to consenting lenders.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Special Purpose Entity” means any Person which may or may not be a Subsidiary of the Receivables Seller which has been formed by or for the benefit of the Receivables Seller solely for the purpose of purchasing or securitizing Securitization Receivables from the Receivables Seller.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters (to the extent relating to exposure to Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance Prepayment Event” shall mean any issuance or sale by the Borrower of any Equity Interests or the receipt by the Borrower of any capital contributions with respect to its Equity Interests, in each case, other than (x) amounts contributed to a Subsidiary to cure a default or otherwise ensure covenant compliance under the SPV II Credit Agreement, the SPV IV Credit Agreement or any Future SPV Credit Agreement or (y) Equity Interests issued as consideration in connection with the consummation of any Permitted Acquisition or other Investment permitted hereunder for which no cash is received by the Borrower as a result of such issuance or sale of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Obligor or any of its respective Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which the PBGC has not waived by regulation the requirement of Section 4043 of ERISA that it be notified of such event; (b) the taking of any action to terminate any Pension Plan or Multiemployer Plan under Sections 4041 or 4101A of ERISA; (c) the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (d) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Sections 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (e) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan; (g) the receipt of a written determination that any Pension Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) engaging in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to which the Borrower, any Guarantor, or any of their respective Subsidiaries is a “disqualified person” within the meaning of Section 4975 the Code or a “party in interest” within the meaning of Section 406 of ERISA or could otherwise reasonably be expected to be liable; (i) the incurrence by the Borrower, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” within the meaning of Section 4001(a)(2) of ERISA; (j) the receipt by the Borrower, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate from any Multiemployer Plan of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) (i) any Foreign Subsidiary, (ii) any Foreign Subsidiary Holding Company and (iii) any direct or indirect Domestic Subsidiary of any Foreign Subsidiary or Foreign Subsidiary Holding Company, and (c) any other Subsidiaries to the extent the Administrative Agent and the Borrower mutually determine that the cost and/or burden of obtaining the Guaranty therefrom (including any adverse tax consequences) outweigh the benefit to the Lenders; provided, however, that notwithstanding the foregoing to the contrary, any Subsidiary of the Borrower that provides a guaranty in respect of the Revolving Credit Agreement, the Term Loan Credit Agreement or any other Indebtedness that is secured shall not be an “Excluded Subsidiary” hereunder for any purpose.

“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, (15 U.S.C. §§ 78dd-1, et seq.).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means, collectively, those certain fee letters, dated as of the Effective Date, setting forth certain fee obligations of the Borrower, by and among the Borrower, the Administrative Agent and the Arranger.

“FEMA” means the Federal Emergency Management Agency.

“Financial Officer” means the chief financial officer, chief accounting officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charges” means, with respect to the Borrower and its Subsidiaries for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period; and

(b) all mandatory dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(c) all mandatory dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Hazard Property” has the meaning set forth in Section 5.10(b)(iv).

“Flood Insurance” has the meaning set forth in Section 5.10(b)(iv).

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” shall mean any Subsidiary substantially all of the assets of which are Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and/or debt of one or more (x) Foreign Subsidiaries and (y) other Subsidiaries that are Foreign Subsidiary Holding Companies pursuant to clause (x) of this definition.

“Funding Account” has the meaning assigned to such term in Section 4.01(l).

“Funding Notice” means a notice substantially in the form of Exhibit G or in a form approved by the Administrative Agent and separately provided to the Borrower.

“Future SPV” means any Unrestricted Subsidiary that is (a) formed to hold master services agreements and related order forms entered into with customers, graphic processing unit servers and ancillary equipment necessary to service any of the foregoing and data center leases/licenses necessary to service any of the foregoing and (b) financed by a Future SPV Credit Agreement.

“Future SPV Credit Agreement” means any credit agreement, loan agreement or similar credit or loan facility entered into with a Future SPV, SPV II or SPV IV, as the borrower thereunder; provided, that (a) any indebtedness incurred thereunder has a LTV Ratio of no greater than (i) 90%, so long as a material portion of the contracts of such Future SPV consist of contracts with (or contracted revenue from) entities which have an Investment Grade Rating or (ii) 75%, so long as a material portion of the contracts with (or contracted revenue from) entities which do not have an Investment Grade Rating, and (b) any indebtedness incurred thereunder must not mature prior to the date that it is at least eighteen (18) months after the Term Loan Maturity Date in effect on the date such indebtedness is created.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

“Governmental Authority” means the government of the United States any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay

(or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities or guarantees of operating leases, in each case, that is permitted hereunder (other than to the extent that the primary obligations that are the subject of such indemnification obligation or guarantee of an operating lease would be considered Indebtedness hereunder).

“Guaranteed Obligations” has the meaning set forth in Section 8.01.

“Guarantors” means those Subsidiaries listed on Section 5.11 of the Borrower Disclosure Letter and party hereto and any future Restricted Subsidiary of the Borrower that has delivered a joinder agreement pursuant to Section 5.11 hereof.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to Section 8.01 of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means each counterparty to a Hedging Transaction that is a Lender or the Administrative Agent (or an Affiliate of a Lender or the Administrative Agent) and each other Person if, at the date of entering into such Hedging Transaction, such Person was a Lender or the Administrative (or an Affiliate of a Lender or the Administrative Agent); provided that if such Person is not a Lender or the Administrative Agent, prior to accepting the benefits of this Agreement, such Person shall confirm its agreement in a writing in form and substance acceptable to the Administrative Agent to be (and agree to be) bound by the provisions of Article 10 and Sections 11.03(c), 11.09, 11.10 and 11.12 as if it were a Lender.

“Hedging Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any currency exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks and (c) any other transaction under a Swap Agreement.

“Increased Period” has the meaning set forth in Section 7.01.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, prepaid or deferred revenue arising in the ordinary course of business), including earn-outs, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of this definition, (i) the amount of any Indebtedness described in clause (g) above shall be deemed to be an amount equal to the lesser of (A) the principal amount of the obligations guaranteed and outstanding and (B) the maximum amount for which the guaranteeing Person may be liable in respect of such obligations, (ii) the amount of any Indebtedness described in clause (h) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation and (iii) the amount of any Convertible Indebtedness will be the principal amount thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Information” has the meaning set forth in Section 11.12.

“Initial Public Offering” means the Borrower’s first marketed underwritten public offering of Class A Common Stock or other common equity securities under the Securities Act of 1933, as amended.

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the aggregate amount of such Lender’s Loans hereunder. The amount of each Lender’s Initial Term Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Initial Term Loan Commitments as of the Effective Date is $300,000,000.

“Initial Term Loans” has the meaning set forth in Section 2.01.

“Intellectual Property Rights” has the meaning set forth in Section 3.05(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.15(b) and in substantially the form of Exhibit C attached hereto.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first day of each calendar quarter and the Term Loan Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Term Loan Maturity Date, and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Term Loan Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.21(d) shall be available for specification in such Funding Notice or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Equity Interests of any other Person; or (b) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts, accounts receivable, trade credit, advances or other payments made to customers, dealers, suppliers and distributors, and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person.

“Investment Grade Rating” shall mean a long-term unsecured senior debt rating of at least Baa3 or better by Moody’s or BBB- or better by S&P.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 5.11.

“Joint Venture” means a joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form; provided in no event shall any Subsidiary of any Person be considered to be a Joint Venture.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any) and any Joinder Agreement.

“Loans” means the term loans (including any Base Rate Loan or Term Benchmark Loan) made by the Lenders to the Borrower pursuant to this Agreement, including the Initial Term Loans.

“LTV Ratio” means, with respect to any Indebtedness outstanding, the ratio, expressed as a percentage, of the principal amount of such Indebtedness to the total value (as measured by the Borrower in its good faith and reasonable business judgment) of the collateral securing such Indebtedness.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors as in effect from time to time.

“Material Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary consummated after the Closing Date with respect to such transaction or series of transactions, the Acquisition Consideration is in excess of $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Obligors and their respective Subsidiaries, taken as a whole, (b) the ability of the Obligors and their respective Subsidiaries, taken as a whole, to perform their payment obligations hereunder, (c) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party or (d) the rights of or remedies, taken as a whole, available to the Administrative Agent or the Lenders under the Loan Documents, except to the extent resulting from an action or a failure to act by the Administrative Agent or any Lender.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower or any Restricted Subsidiary thereof in a principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means intellectual property owned by, or exclusively licensed to, the Borrower or any Restricted Subsidiary that is material to the business of the Borrower and/or its Restricted Subsidiaries.

“Maximum Incremental Facilities Amount” means, as of any date of determination after the Closing Date, an aggregate amount equal to $200,000,000.

“Maximum Receivables Sales Amount” means the greater of $300,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the Fiscal Quarter of the Borrower ended on or most recently prior to the Relevant Test Date for which financial statements have been or were required to be delivered pursuant to Section 5.01.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.

“Multiemployer Plan” any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is or has been contributed to by (or to which there is an obligation to contribute by) any Obligor, any of its Subsidiaries or any ERISA Affiliate or with respect to which any Obligor, any of its Subsidiaries or any ERISA Affiliate has any liability.

“Net Cash Proceeds” means, with respect to any Prepayment Event, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or its Restricted Subsidiaries from such Prepayment Event, minus (b) any bona fide direct costs, fees and expenses incurred in connection with such Prepayment Event, including (i) taxes paid or reasonably estimated to be payable by the seller as a result of or in connection with such Prepayment Event, (ii) payment of the outstanding principal amount of, premium or penalty on, if any, and interest on any Indebtedness (other than the Loans) is required to be repaid under the terms thereof as a result of such Prepayment Event, and (iii) in the case of any Asset Sale Prepayment Event or Casualty Event, the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities or indemnities or other contingent obligations relating to the assets sold (provided that, to the extent such cash proceeds are not so used within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds), minus (c) the amount of any liabilities retained by the Borrower or its Restricted Subsidiaries that are associated solely with the assets that are the subject of such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), minus (d) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 90 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 90 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 90th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 2.12(a).

“NFIP” has the meaning set forth in Section 5.10(b)(iv).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by any Obligor or any of its Restricted Subsidiaries primarily for the benefit of employees, or beneficiaries thereof, of any Obligor or any of its Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Plan Event” means with respect to any Non-U.S. Plan: (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority; (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments; (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Non-U.S. Plan or to appoint a trustee or similar official to administer any such Non-U.S. Plan, or alleging the insolvency of any such Non-U.S. Plan; (d) the incurrence of any material liability by any Obligor or any of its Restricted Subsidiaries under applicable law on account of the complete or partial termination of such Non-U.S. Plan or the complete or partial withdrawal of any participating employer therein; or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any material liability by any Obligor or any of its Restricted Subsidiaries, or the imposition on any Obligor or any of its Restricted Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Note” has the meaning set forth in Section 2.05(c).

“Notice” means a Funding Notice or Interest Election Request.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all amounts owing by any Obligor to the Administrative Agent, Arranger, any Hedge Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document, in each case whether for principal, interest (including, in each case, all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Obligor or any of its Subsidiaries, whether or not allowed in such case or proceeding), fees, expenses, indemnification, or otherwise. Notwithstanding the foregoing, Obligations of any Obligor shall in no event include any Excluded Swap Obligations of such Obligor.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Obligor Total Indebtedness” means, as of any date of determination (without double counting), the aggregate stated balance sheet amount (in accordance with GAAP) of all Indebtedness (but excluding any Indebtedness of the type described in clauses (g) and (h) of the definition of “Indebtedness” and the penultimate sentence of the definition of “Indebtedness”) of the Obligors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Participant” has the meaning set forth in Section 11.04(c)(i).

“Participant Register” has the meaning set forth in Section 11.04(c)(iii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and is maintained in whole or in part by any Obligor, any of its Subsidiaries or any ERISA Affiliate or with respect to which any of any Obligor, any of its Subsidiaries or any ERISA Affiliate has or could have any liability.

“Permitted Acquisition” means any transaction or series of related transactions resulting in the acquisition by the Borrower or any of its wholly owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or a majority of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(a)  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental approvals;

(c)  in the case of the purchase or other acquisition of Equity Interests, the Borrower shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.10 and Section 5.11, if and as applicable;

(d)  the Borrower shall have delivered to the Administrative Agent (x) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $30,000,000, at least three Business Days prior to such proposed acquisition, notice of the aggregate Acquisition Consideration for such acquisition and (y) with respect to any Material Acquisition, promptly upon request by the Administrative Agent, (1) a copy of the acquisition agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by the Administrative Agent) and (2) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(e)  any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a business permitted under Section 6.03(c); and

(f) both before and immediately after giving effect (including giving effect on a Pro Forma Basis) to such Acquisition and the Loans (if any) requested to be made in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with Section 7.01; provided that if such Acquisition will result in an Increased Period, the applicable Total Net Leverage Ratio test shall be 7.00 to 1.00.

“Permitted Designated Receivables Sale” means a Designated Receivables Sale permitted by Section 6.03(b)(v).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or governmental charges or levies that are not more than sixty (60) days overdue or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, supplier’s, vendor’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, professional liability insurance, unemployment insurance and other social security laws or regulations, and other similar legislation, other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) (i) pledges and deposits to secure the performance of bids, government contracts, trade contracts, leases, statutory obligations, deductibles, co-payment, co-insurance, premiums, reimbursement obligations to providers of insurance, self-insurance or reinsurance obligations, surety, customs, stay and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this clause (d);

(e) Uniform Commercial Code financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases, joint venture agreements, transfers of accounts or transfers of chattel paper entered into in the ordinary course of business;

(f) judgment liens and deposits to secure obligations under appeal bonds or letters of credit in respect of judgments that do not constitute an Event of Default under clause (j) of Section 9.01;

(g) easements, zoning restrictions, rights-of-way, building code and land use laws, minor defects or irregularities in title, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary or are described in a mortgage policy;

(h) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (including Capital Lease Obligations subject to Section 6.01(c)), license or sublicense or concession agreement, in each case to the extent permitted by this Agreement; and

(i) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any applicable law.

“Permitted Holders” means (a) Michael Intrator, Brian Venturo and Brannin McBee and (b) and any trust or other estate planning vehicle for the primary benefit of the individuals referenced in clause (a), their spouses, or any of their lineal descendants.

“Permitted Incremental Equivalent Debt” shall mean Indebtedness issued, incurred or otherwise obtained by the Borrower in respect of one or more series of senior unsecured notes, or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), loans that are unsecured, or notes or loans constituting secured or unsecured mezzanine Indebtedness; provided that:

(a) the aggregate principal amount of all Permitted Incremental Equivalent Debt at the time of issuance or incurrence shall not exceed the Maximum Incremental Facilities Amount available at such time;

(b) other than any customary bridge facility with a maturity date of no longer than one year (so long as the Indebtedness into which such customary bridge facility is to be converted, or is to be exchanged for or otherwise replaces, complies with such requirement), the maturity date of such Permitted Incremental Equivalent Debt will be in the case of Permitted Incremental Equivalent Debt that is unsecured, no earlier than the date that is 91 days after the Term Loan Maturity Date in effect on the date such Indebtedness is created;

(c) no Permitted Incremental Equivalent Debt shall be guaranteed by any person other than a Guarantor;

(d) [reserved]; and

(e) both immediately before and immediately after the incurrence of such Permitted Incremental Equivalent Debt, no Event of Default exists.

“Permitted Leverage Increase” has the meaning assigned to that term in Section 7.01.

“Permitted Securitization” means a Securitization Transaction permitted by Section 6.10.

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by any Obligor or any of its Subsidiaries or with respect to which any Obligor or any of its Subsidiaries could have any material liability.

“Pledged SPV Indebtedness” means all Indebtedness evidenced by promissory notes or other instruments from time to time owed to the Borrower by SPV II, SPV IV or any Future SPV, in each case, to the extent the loan creating such Indebtedness is permitted to be made under this Agreement, together with associated collateral related to the foregoing.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or Equity Issuance Prepayment Event.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” for each of the Administrative Agent, means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Forma Basis” means, with respect to any determination of the Secured Net Leverage Ratio or Total Net Leverage Ratio, (i) that such determination of Consolidated Adjusted EBITDA is made for the relevant Test Period, but that (x) any material acquisitions or material dispositions, mergers, amalgamations, consolidations or discontinuances of operations during such Test Period or subsequent thereto and on or prior to the date of determination or with the proceeds of or in connection with the incurrence of Indebtedness for which the Secured Net Leverage Ratio or Total Net Leverage Ratio is being determined (each, a “Pro Forma Event”) shall be deemed for this purpose to have occurred on the first day of such Test Period, and (y) if since the beginning of such Test Period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have undertaken any Pro Forma Event that would have required adjustment pursuant to clause (x) above, then such ratio or amount shall be calculated giving pro forma effect thereto for such Test Period as if such Pro Forma Event had occurred at the beginning of such Test Period and (ii) that such determination of Indebtedness is determined after giving effect to the incurrence of the Indebtedness (and all simultaneous incurrences of Indebtedness) for which such ratio is being tested, and the application of proceeds thereof. For purposes of this definition, “material” shall mean one or a series of related transactions with an aggregate value in excess of $500,000.

“Pro Forma Event” has the meaning assigned to that term in the definition of “Pro Forma Basis”.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan Commitment or Loans of any Lender, the percentage obtained by dividing (a) the Credit Exposure of that Lender by (b) the aggregate Credit Exposure of all Lenders.

“Projections” means the projections of the Borrower and its Subsidiaries for the period of Fiscal Year 2025 through and including Fiscal Year 2028 on an annual basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Listing” means a listing of the common stock of the Borrower on a nationally recognized securities exchange.

“Put Note” has the meaning assigned to such term in the Series C Put Option Agreement.

“Put Option Payment Amount” means, as of any date of determination, the aggregate amount of (a) gross proceeds received by the Borrower or any holding company of the Borrower from any Initial Public Offering or any other equity offerings occurring thereafter and (b) the cumulative amount (which shall not be less than zero) of “retained earnings” set forth on the Borrower’s most recent consolidated balance sheet calculated in accordance with GAAP.

“QFC Credit Support” has the meaning set forth in Section 11.19.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” of any person shall mean any Equity Interests of such person that are not Disqualified Equity Interests.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Borrower or any Obligor in any real property.

“Receivables Indebtedness” means indebtedness incurred by any Eligible Special Purpose Entity to finance, refinance or guaranty the financing or refinancing of Securitization Receivables; provided (a) such indebtedness shall in accordance with GAAP not be accounted for as an asset or liability on the balance sheet of Receivables Seller or any of its subsidiaries; (b) no assets other than the Securitization Receivables to be financed or refinanced secure such indebtedness; and (c) neither the Receivables Seller nor any of its subsidiaries shall incur any liability with respect to such indebtedness other than liability arising by reason of (i) a breach of a representation or warranty or customary indemnities in each case contained in any instrument relating to such indebtedness or (ii) customary interests retained by the Receivables Seller in such Indebtedness.

“Receivables Seller” has the meaning specified in the definition of “Securitization Transaction”.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Indebtedness” has the meaning given thereto in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (and the continuation or renewal of any Liens permitted under Section 6.02 related thereto) so long as:

(a) such refinancing, renewal, or extension does not result in an increase in the principal amount (or accreted value, if applicable) (other than any accrued or capitalized amounts) of the Indebtedness so refinanced, renewed, or extended (the “Refinanced Indebtedness”), other than by the amount equal to any accrued but unpaid interest, the premiums paid thereon in connection with such refinancing, renewal or extension and fees and expenses incurred in connection therewith and by the amount of existing unfunded commitments thereunder,

(b) such refinancing, renewal, or extension has a final maturity date equal to or later than the Refinanced Indebtedness and, except in the case of revolving credit Indebtedness, does not have a shorter Weighted Average Life to Maturity,

(c) to the extent the terms or conditions of such refinancing, renewal or extension differ from the terms and conditions of the Refinanced Indebtedness, such term and conditions, taken as a whole, are not and would not reasonably be expected to be materially adverse to the interests of the Lenders,

(d) if the Refinanced Indebtedness was subordinated in right of payment to the Obligations, such refinancing, renewal, or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (as determined in good faith by the Board of Directors) as those that were applicable to the Refinanced Indebtedness, and

(e) no person is an obligor with respect to such refinancing, renewal or replacement that was not an obligor with respect to such Refinanced Indebtedness.

“Refunding Capital Stock” has the meaning set forth in Section 6.04(h).

“Register” has the meaning set forth in Section 2.05(b).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reinvestment Period” shall mean 180 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” has the meaning set forth in Section 2.12(g) hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Test Date” means the most recent Test Date.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate, and (ii) with respect to any RFR Borrowing, Daily Simple SOFR, as applicable.

“Required Lenders” means, at any time, Lenders having more than 50% of the aggregate amount of the Term Loan Commitments or, if the Term Loan Commitments shall have been terminated, holding more than 50% of the aggregate outstanding principal amount of the Loans at such time. The Term Loan Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Treasurer, director, General Counsel, Chief Accounting Officer, Chief Financial Officer and Chief Development Officer of the applicable Obligor, or any person designated by any such Obligor in writing to the Administrative Agent from time to time, acting singly.

“Restricted Payment” means any dividend, repurchase, redemption or other distribution (whether in cash, securities or other property other than Qualified Equity Interests of such Person) with respect to any Equity Interests in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property other than Qualified Equity Interests of such Person), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of such Person or any option, warrant or other right to acquire any such Equity Interests of such Person.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retired Capital Stock” has the meaning set forth in Section 6.04(h).

“Revolving Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of June 21, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Borrower, the obligors party thereto, the Administrative Agent and the lenders and issuing banks party thereto.

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Daily Simple SOFR (excluding, for the avoidance of doubt, any Base Rate Loan or Borrowing).

“S&P” means S&P Global Ratings, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Entity” means, at any time, (a) a Sanctioned Country or (b) a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, by the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, or the United Kingdom, (b) any Person operating from, or organized or resident in, a Sanctioned Country, or (c) any Person owned or controlled (as such terms are defined in applicable Sanctions) by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Net Leverage Ratio” means, at any date, the ratio of (i) Total Indebtedness of the Borrower and its Subsidiaries as of such date, that is secured by a Lien on any assets or properties of the Borrower and its Subsidiaries as of such date, minus Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date, to (ii) Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date.

“Securitization Receivables” has the meaning specified in the definition of “Securitization Transaction”.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by any Person pursuant to which such Person (the “Receivables Seller”) sells, conveys or otherwise transfers on a non-recourse basis (with certain exceptions customary in transactions of such type) to an Eligible Special Purpose Entity any of its accounts receivable (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arise in the future), and any assets related thereto (including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets), and the Eligible Special Purpose Entity either (a) borrows funds from or (b) sells the Securitization Receivables to, in either case, a commercial paper conduit which issues securities, the payment obligations under which, in either case, are satisfied from the Securitization Receivables and the proceeds of the sale of which are used to purchase additional Securitization Receivables.

“Senior Unsecured Indebtedness” means any unsecured Indebtedness of the Borrower or any Obligor in respect of one or more series of senior unsecured notes or subordinated notes (in each case issued in a public offering or a Rule 144A or other private placement or a bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)); provided that:

(a) (i) such Indebtedness does not require any scheduled amortization, mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to the final maturity date thereof (other than pursuant to customary asset sale and change of control (or fundamental change) offers) and (ii) such Indebtedness shall have a stated maturity that is not earlier than the date that is 91 days after the Term Loan Maturity Date in effect on the date such Indebtedness is created;

(b) such Indebtedness is not guaranteed by any person other than the Obligors; and

(c) no Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result from such incurrence.

“Series C Put Option Agreement” shall mean that certain Put Option Agreement dated as of May 16, 2024, by and among the Borrower and the investors listed on Schedule A thereto. All references to “Series C Put Option Agreement” herein or in any other Loan Document shall mean the Series C Put Option Agreement as in effect on the date of its execution.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning assigned to it under the definition of Daily Simple SOFR.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E.

“Solvent” means, with respect to the Borrower and its Subsidiaries on a particular date, that on such date (a) the fair value (on a going concern basis) of the present assets of the Borrower and its Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business, (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and its Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPV II” means CoreWeave Compute Acquisition Co. II, LLC, a Delaware limited liability company.

“SPV II Credit Agreement” means that certain Credit Agreement, dated as of July 30, 2023, by and among SPV II, U.S. Bank Trust Company, National Association, as the Administrative Agent and as the Collateral Agent, and the financial institutions party thereto as “Lenders”, as the same may be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“SPV II Parent Guarantee” means that certain Parent Guarantee and Pledge Agreement, dated as of July 30, 2023, by and between the Borrower and U.S. Bank Trust Company, National Association, as the Administrative Agent, as the same may be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“SPV IV” means CoreWeave Compute Acquisition Co. IV, LLC, a Delaware limited liability company.

“SPV IV Credit Agreement” means that certain Credit Agreement, dated as of May 16, 2024, by and among SPV IV, U.S. Bank Trust Company, National Association, as the Administrative Agent and as the Collateral Agent, and the financial institutions party thereto as “Lenders”, as the same may be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“SPV IV Parent Guarantee” means that certain Parent Guarantee and Pledge Agreement, dated as of May 16, 2024, by and between the Borrower and U.S. Bank Trust Company, National Association, as the Administrative Agent, as the same may be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Statement” has the meaning assigned to such term in Section 2.14(h).

“Subsidiary” means any subsidiary of any Obligor, as applicable.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Supported QFC” has the meaning set forth in Section 11.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no stock option, phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR Rate.

“Termination Date” means the earlier of (x) April 7, 2025 and (y) the consummation of the Initial Public Offering.

“Term Loan Commitment” means the Initial Term Loan Commitment.

“Term Loan Credit Agreement” means that certain Term Loan and Guaranty Agreement, dated as of December 16, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Borrower, the obligors party thereto, JPMorgan Chase Bank, N.A. and the lenders and issuing banks party thereto.

“Term Loan Maturity Date” means the earliest to occur of (i) December 16, 2025 (and if such date is not a Business Day, then the preceding Business Day) and (ii) the date of the acceleration of the Term Loans pursuant to Section 9.01.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Date” means, with respect to any Designated Receivables Sale or Securitization Transaction, as applicable, the date of such Designated Receivables Sale or the date any Securitization Receivables are sold in a Securitization Transaction, as applicable.

“Test Period” in effect at any time means, subject to the proviso in the definition of Consolidated Adjusted EBITDA, the period of four consecutive Fiscal Quarters ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such Fiscal Quarter have been or were required to be delivered pursuant to Section 5.01.

“Total Indebtedness” means, as of any date of determination (without double counting), the aggregate stated balance sheet amount (in accordance with GAAP) of all Indebtedness of the Borrower and its Subsidiaries.

“Total Net Leverage Ratio” means, at any date, the ratio of (i) Total Indebtedness of the Borrower and its Subsidiaries as of such date, minus Unrestricted Cash of the Borrower and its Subsidiaries as of such date, to (ii) Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date.

“Transactions” means the execution, delivery and performance by the Obligors of each Loan Document to which it is a party, the borrowing of Loans, the payment of related fees and expenses and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(d).

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all Cash and Cash Equivalents on the consolidated balance sheet of the Borrower that are not “restricted” for purposes of GAAP (unless the restricted status is as a result of a Lien permitted by Sections 6.02(k), 6.02(o), and 6.02(q)); provided, that the aggregate amount of Unrestricted Cash shall not include any Cash or Cash Equivalents that are subject to a Lien in favor of any Person other than (a) [reserved] and (b) Liens permitted by Sections 6.02(k), 6.02(o), and 6.02(q).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.12. The Subsidiaries of the Borrower that are Unrestricted Subsidiaries as of the Effective Date are set forth on Section 5.12 of the Borrower Disclosure Letter.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S.” or “United States” means the United States of America.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the U.S. or by any agent or instrumentality thereof, provided that the full faith and credit of the U.S. is pledged in support thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.19.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, any as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly-Owned Subsidiaries, all of the Equity Interests of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Term Benchmark Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), compliance shall be determined based on the consolidated financial statements of the Borrower with respect to the Fiscal Year ended December 31, 2024, and delivered pursuant to Section 3.04(a) hereof.

Section 1.05. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.07. Basket Classification. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to Section 6.01, 6.02, 6.03(a), 6.03(b), 6.04, 6.05, 6.06 or 6.07 of this Agreement relied on to permit any transaction may be accumulated, added, combined, aggregated or used together by any Obligor and its Restricted Subsidiaries with any other dollar, number, percentage or other amount available under any other applicable carve-out, basket, exclusion or exception to such Section which may be used to permit such transaction, (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision of Section 6.01, 6.02, 6.03(a), 6.03(b), 6.04, 6.05, 6.06 or 6.07 of this Agreement permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of such Section.

Section 1.08. Cumulative Credit Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternate Base Rate, Term SOFR, the Term SOFR Reference Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternate Base Rate, Daily Simple SOFR, Term SOFR, the Term SOFR Reference Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Daily Simple SOFR, Term SOFR, the Term SOFR Reference Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Daily Simple SOFR, Term SOFR, the Term SOFR Reference Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

LOANS

Section 2.01. Loans. Subject to the terms and conditions hereof, each Lender severally (and not jointly) agrees to make loans to the Borrower in Dollars and in a single Credit Extension on the Closing Date (“Initial Term Loans”), in an aggregate amount such that the Initial Term Loans of such Lender does not exceed such Lender’s Term Loan Commitment. All Loans and all other amounts owed hereunder with respect to the Loans and the Term Loan Commitments shall be paid in full no later than the Term Loan Maturity Date. Amounts borrowed and repaid hereunder may not be reborrowed.

(a) Borrowing Mechanics for Loans.

(i) Loans that are Base Rate Loans or RFR Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount, and Loans that are Term Benchmark Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(ii) Subject to Section 2.24, whenever the Borrower desires that Lenders make Loans, Borrower shall deliver to the Administrative Agent a Funding Notice signed by a Responsible Officer of the Borrower or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent no later than (x) in the case of a Term Benchmark Borrowing, 10:00 a.m. (New York City time) at least one U.S. Government Securities Business Day in advance of the proposed Credit Event and (y) in the case of a Base Rate Loan, 10:00 a.m. (New York City time) at least one Business Day in advance of the Credit Event; provided that if such Funding Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each Funding Notice shall be irrevocable and the Borrower shall be bound to make a Borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender with reasonable promptness.

(iv) Each Lender shall make the amount of its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the Principal Office of the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to Funding Account or such other account as may be designated in writing to the Administrative Agent by the Borrower.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request an RFR Loan (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.21(a) and 2.21(f).

Section 2.02. [Reserved].

Section 2.03. [Reserved].

Section 2.04. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Closing Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Closing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Closing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Closing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Closing Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Alternate Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the Closing Date, at the Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of the Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, and the Administrative Agent has already made such corresponding amount available to the Borrower, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Closing Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Type of Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.05. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or the Borrower’s Obligations in respect of any applicable Loans; provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loan Commitments and Loans of, and principal amount of and interest on the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the Register which is shared with each Lender (other than the Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the Term Loan Commitment of, or principal amount of and stated interested on the Loans owing to such Lender. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loan Commitments and the Loans in accordance with the provisions of Section 11.04, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees” entitled to the benefits of Section 11.03.

(c) Notes. If so reasonably requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to a Credit Event, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.04) on a Credit Event (or, if such notice is delivered after a Credit Event, promptly after the Borrower’s receipt of such notice) a note or notes in substantially the form of Exhibit D to evidence such Lender’s Loan (each, a “Note”).

Section 2.06. Interest on Loans.

(a) Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Alternate Base Rate plus the Applicable Rate for Base Rate Loans;

(ii) if a Term Benchmark Loan, at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Term Benchmark Loans; and

(iii) if a RFR Loan, at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate.

(b) [Reserved].

(c) In connection with Term Benchmark Loans or RFR Loans there shall be no more than five Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Term Benchmark Loan in the applicable Funding Notice or Interest Election Request, such Loan (if outstanding as a Term Benchmark Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as), or (if not then outstanding) will be made as, a Base Rate Loan. In the event the Borrower fails to specify an Interest Period for any Term Benchmark Loan in the applicable Funding Notice or Interest Election Request, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to Term Benchmark Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.06(a) shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), in each case for the actual number of days elapsed (including the first day but excluding the last day) in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Term Benchmark Loan, the date of conversion of such Term Benchmark Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Term Benchmark Loan, the date of conversion of such Base Rate Loan to such Term Benchmark Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.

(f) [reserved].

(g) [reserved].

(h) All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any determination of the applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any voluntary or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b)(ii) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or 11.02, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto, or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 or 11.02, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.07 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.08. Default Interest. During the occurrence and continuance of an Event of Default hereunder, to the then-outstanding principal amount of the Loans and, to the extent permitted by law and at the option of the Administrative Agent or the Required Lenders, any interest payments or draws thereunder or any other fees owed hereunder and such fees shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such interest and fees, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of an Event of Default with respect to any Obligor as described in Section 9.01(g) or (h) the Loans shall automatically bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loans and in the case of any other amount outstanding hereunder, such amount shall accrue interest at a rate per annum equal to 2% plus the rate applicable to Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.09.  Fees.

The Borrower agrees to pay any fees required to be paid under the Fee Letter and to pay to the Administrative Agent such other fees in the amounts and at the times separately agreed upon.

Section 2.10. Prepayment of Loans. Except as otherwise provided herein, the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.11), subject to prior notice as provided for herein.

Section 2.11. Voluntary Prepayments/Mandatory Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans); and

(2) with respect to Term Benchmark Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount (or if less, the remaining outstanding principal amount of such Loans).

(ii) All such prepayments shall be made:

(1) upon notice by fax or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, not later than 10:00 a.m., New York City time on the date of such prepayment in the case of Base Rate Loans;

(2) upon not less than three U.S. Government Securities Business Days’ prior notice not later than 10:00 a.m., New York City time by fax or through any Electronic

System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, or such shorter period of time as agreed to by the Administrative Agent in the case of Term SOFR Loans; and

(3) upon not less than five U.S. Government Securities Business Days’ prior notice not later than 10:00 a.m., New York City time by fax or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, or such shorter period of time as agreed to by the Administrative Agent in the case of RFR Loans.

Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Term Loan Commitments as contemplated by Section 2.11(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11(b). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, if a notice of prepayment is given in connection with a conditional notice of termination, such notice may be revoked by written notice to the Administrative Agent on or prior to the date of prepayment, subject to Section 2.07. Any such voluntary prepayment shall be applied as specified in Section 2.13(a).

(b) Mandatory Commitment Termination. The Term Loan Commitments in effect as of the Effective Date shall terminate on the earlier to occur of (i) the Termination Date and (ii) upon the Borrowing of the Initial Term Loans on the Closing Date.

Section 2.12. Mandatory Prepayments.

(a) On each occasion that an Asset Sale Prepayment Event or Casualty Event occurs, the Borrower shall, within ten Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), subject to the reinvestment rights in the definition of Net Cash Proceeds and Section 6.03(d), prepay, in accordance with clause (e) below, Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, further, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Indebtedness (and with such prepaid or repurchased Indebtedness permanently extinguished) with a Lien on such Collateral to the extent any such Indebtedness requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Indebtedness with a Lien on such Collateral and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Loans.

(b) On each occasion of a Debt Incurrence Prepayment Event, the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Indebtedness prepay, in accordance with clause (e) below, Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Indebtedness.

(c) (i) On an occasion that the Initial Public Offering occurs, the Borrower shall within ten Business Days of receipt of the Cash Net Equity Proceeds of such Initial Public Offering prepay, in accordance with clause (e) below, Loans with a principal amount equal to 100% of such Cash Net Equity Proceeds from such Initial Public Offering and (ii) on each occasion that an Equity Issuance Prepayment Event occurs, the Borrower shall, within ten Business Days receipt of the cash net equity proceeds of such Equity Issuance Prepayment Event prepay, in accordance with clause (e) below, Loans with a principal amount equal to 100% of such Cash Net Equity Proceeds from such issuance.

(d) Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event giving rise to a prepayment pursuant to clause (a) above received by a Foreign Subsidiary are prohibited or delayed by any applicable law from being repatriated, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in clause (a) above, as the case may be, but only so long, as the applicable law will not permit repatriation (the Obligors hereby agreeing to promptly take all actions reasonably required by the applicable law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds is permitted under the applicable law, an amount equal to such Net Cash Proceeds will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clause (a) above and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds would have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to clause (a) above (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such reinvestments as if such Net Cash Proceeds had been received by the Obligors rather than such Foreign Subsidiary, less the amount of any taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness. For the avoidance of doubt, nothing in this Agreement, including Section 2.12 shall be construed to require any Foreign Subsidiary to repatriate cash.

(e) Subject to Section 2.12(g), each prepayment of Loans required by Section 2.12 shall be allocated pro rata among the Initial Term Loans based on the applicable remaining outstanding amount due thereunder and shall be applied within each Class of Loans in respect of such Loans in direct order of maturity thereof or as otherwise directed by the Borrower. Subject to Section 2.12(g), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 2.12(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Loans requesting that the Administrative Agent provide notice of such prepayment to each Lender of Initial Term Loans.

(f) With respect to each prepayment of Loans required by Sections 2.12(a)-(c), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided, that if any Lender has provided a Rejection Notice in compliance with Section 2.12(g), such prepayment shall be applied with respect to the Loans to be prepaid on a pro rata basis across all outstanding Types of such Loans in proportion to the percentage of such outstanding Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.07.

(g) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to Sections 2.12(a)-(c) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 2.12(a) and Indebtedness under Section 2.12(b) (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 2.12(a)-(c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans.

Section 2.13. Application of Prepayments.

(a) Each prepayment of the Loans shall be applied ratably to the Loans.

(b) Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.06 and (ii) break funding payments pursuant to Section 2.07.

Section 2.14. General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of Lenders, except that payments pursuant to Sections 2.07, 2.17, 2.18 and 11.03 shall be made directly to the Persons entitled thereto; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may, in the sole discretion of the Administrative Agent, be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest and any other related amounts owed, including pursuant to Section 2.07, on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Interest Election Request is withdrawn as to any Lender that cannot offer a Term Benchmark Loan or if any such Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Term Benchmark Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Term Loans Commitment fees hereunder.

(f) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 11.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.01 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.01, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(g) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to Term SOFR Loans.

(h) The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement (which shall be the same as the due date under this Agreement), the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.15. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Funding Notice and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.15. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.15(b), the Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering a Interest Election Request signed by a Responsible Officer of the Borrower or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Funding Notice would be required under Section 2.01(b) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.01(b):

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing shall be converted to an Base Rate Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing shall be converted to an Base Rate Borrowing immediately.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue to any Borrowing of Loans if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

Section 2.16. [Reserved].

Section 2.17. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitments hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s bona fide policies and the bona fide policies of such Lender’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18. Taxes.

(a)  For purposes of this Section 2.18, the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of any Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Obligors shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 2.18, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(1), (ii)(2), (ii)(4) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L- 1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, if applicable); or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section), it shall pay to the applicable indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18(h) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.19. Pro Rata Treatment; Sharing of Set-offs.

(a)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of Obligations consisting of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of Obligations consisting of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to this paragraph (c) or paragraph (b) of this Section 2.19, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16 or Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.17, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation pursuant to Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.21, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR for an RFR Loan; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period or (B) at any time, the applicable Daily Simple SOFR for an RFR Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through any Electronic System as provided in Section 11.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.15 or a new Funding Notice in accordance with the terms of Section 2.01, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Funding Notice that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Funding Notice, as applicable, for (1) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.21(a)(i) or (ii) above or (2) an Base Rate Borrowing if the Daily Simple SOFR also is the subject of Section 2.21(a)(i) or (ii) above, and (B) any outstanding RFR Borrowing shall be converted to an Base Rate Borrowing at such time. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.21(a) with respect to a Relevant Rate applicable to such Term

Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.15 or a new Funding Notice in accordance with the terms of Section 2.01, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.21(a)(i) or (ii) above or (y) a Base Rate Loan if the Daily Simple SOFR also is the subject of Section 2.21(a)(i) or (ii) above, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.21), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Relevant Rate, in the case of a Term Benchmark Borrowing, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.21, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

Section 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) [Reserved];

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.13 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(d) [reserved]; and

(e) [reserved].

Section 2.23. [Reserved].

Section 2.24. Notices. Any Notice shall be executed by a Responsible Officer in a writing delivered (or transmit through any Electronic System or an Approved Borrower Portal) to the Administrative Agent. In lieu of delivering a Notice, the Borrower may give the Administrative Agent telephonic or email notice by the required time of any proposed borrowing,; provided each such telephonic notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the close of business on the date that such telephonic notice is given. In the event of a discrepancy between a telephone notice and the written Notice, the written Notice shall govern. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any notice (telephonic or written) referred to above that the Administrative Agent believes in good faith to have been given by a Responsible Officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.25. [Reserved].

Section 2.26. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by such Agent or such Lender in its discretion), then such Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Administrative Agent or such Lender. The provisions of this Section 2.26 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.26 shall survive the termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor represents and warrants to the Administrative Agent and the Lenders that, as of the Credit Event and as of the Effective Date with respect to Sections 3.01, 3.04, 3.08, 3.09, 3.11(b), 3.15 (except with respect to 3.15(d)) and 3.16 (except with respect to 3.16(b)) (collectively, the “Specified Representations”) and:

Section 3.01. Organization; Powers. Each of the Obligors and its respective Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case (other than in the case of clause (a)) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each of the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case, as of the Closing Date, (ii) [reserved] and (iii) those approvals, consents, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (b) except as would not reasonably be expected to have a Material Adverse Effect, will not violate any applicable law or regulation or any order of any Governmental Authority, (c) will not violate any charter, by-laws or other organizational document of any Obligor or any of its Restricted Subsidiaries, (d) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon any Obligor or any of its Restricted Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Obligor or any of its Restricted Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries (other than after the Closing Date, the Liens permitted under Section 6.02).

Section 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Years ended December 31, 2024, reported on by Deloitte & Touche LLP. As of the Effective Date, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2024, no event, development or circumstance exists or has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.05. Properties.

(a) Each of the Obligors and its Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in or rights to use, all its real and tangible personal property material to its business, other than Liens permitted by Section 6.02 and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Such properties and assets are free and clear of Liens (other than Liens permitted by Section 6.02).

(b) Each of the Obligors and its Restricted Subsidiaries owns or is licensed to use or otherwise has the rights to use, all trademarks, trade names, service marks, copyrights, patents, designs, software, internet domain names, trade secrets, know-how and other intellectual property rights, including any registrations and applications for registration of, and all goodwill associated with, the foregoing (“Intellectual Property Rights”), reasonably necessary for the conduct of their respective businesses as currently conducted, except to the extent such failure to own or be licensed or otherwise have the rights to use any such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (i) to the knowledge of the Obligors, the use of such Intellectual Property Rights as described in the first sentence of this clause (b) by the Obligors and their respective Restricted Subsidiaries and the operation of the respective businesses of the Obligors and their respective Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of any other Person and (ii) no such claims or litigations are pending or, to the knowledge of the Obligors, threatened in writing.

(c) [Reserved].

(d) Each of the Obligors and its Restricted Subsidiaries maintains insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies that are not Affiliates engaged in the same or similar businesses operating in the same or similar locations.

Section 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Obligors, affecting any Obligor or any of its Restricted Subsidiaries or threatened in writing against any Obligor or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Obligors or their respective Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any unresolved Environmental Liability, (iii) has received written notice of any claim with respect to any unresolved Environmental Liability or (iv) has knowledge of any fact that would reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any Environmental Liability.

Section 3.07. No Defaults. None of the Obligors or their respective Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except in each case or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 3.08.  Compliance with Laws. Each of the Obligors and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09. Investment Company Status. None of the Obligors or their respective Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.10. Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each of the Obligors and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of the Obligors and their respective Restricted Subsidiaries, (ii) such returns accurately reflect all liability for Taxes of the Obligors and their respective Restricted Subsidiaries as a whole for the periods covered thereby and (iii) each of the Obligors and its Restricted Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and, to the extent required by GAAP, for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.11. Disclosure.

(a) All written information (other than any financial projections, budgets, estimates, forecasts and other forward looking information and other than information of a general economic or industry nature) that has been or will be made available by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation of this Agreement, in connection with the Transactions or delivered hereunder or under any Loan Document is, and will be at the time it is delivered, when taken as a whole, accurate in all material respects and does not and will not at the time it is delivered, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates thereto); provided that, with respect to any projected financial information or other forward looking information, each of the Obligors represents only that such information has been or will be prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that such projected financial information is not to be viewed as facts, is subject to significant uncertainties and contingencies, is based on information reasonably available at the time of preparation, that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material).

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12. Subsidiaries. Section 3.12 of the Borrower Disclosure Letter sets forth as of the Effective Date a list of all Subsidiaries and the percentage ownership (directly or indirectly) of the Borrower therein. The Equity Interests or other ownership interests of all Subsidiaries of the Borrower are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted under Section 6.02.

Section 3.13. ERISA.

(a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, as applicable, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, (ii) nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event or Non-U.S. Plan Event has occurred or is reasonably expected to occur, other than as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not have a Material Adverse Effect, the excess of each Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA did not exceed the current value of such Pension Plan’s assets, determined in accordance with the assumptions for funding by the Plan pursuant to Section 412 of the Code for the most recently completed plan year.

(c) If each of the Obligors and its Subsidiaries and the ERISA Affiliates were to withdraw in a complete withdrawal from each Multiemployer Plan as of the date this assurance is given, the Withdrawal Liability that would be incurred to the Multiemployer Plans would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Obligors, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(e) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a Material Adverse Effect.

(f) None of the assets of any Obligor (x) are or will be “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) or (y) are or will be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans, that are similar to Section 406 of ERISA or Section 4975 of the Code and which would be violated by the transactions contemplated hereunder.

Section 3.14. Solvency. The Obligors and their respective Restricted Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and other Obligations being incurred in connection herewith will be, Solvent.

Section 3.15. Anti-Terrorism Law; Sanctions.

(a) None of the Obligors or their respective Subsidiaries is in violation of any legal requirement relating to U.S. economic sanctions or any laws with respect to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act to the extent applicable and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control (each as from time to time in effect) (collectively, “Anti-Terrorism Laws”).

(b) None of (x) the Obligors or their respective Subsidiaries, or any of their respective directors or officers or (y) to the knowledge of the Obligors, any of the employees, Affiliates or agents of the Obligors or their respective Subsidiaries, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled (as such terms are defined in applicable Sanctions) by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Sanctioned Entity or Sanctioned Person.

(c) None of the Obligors or their respective Subsidiaries (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, a Person described in Section 3.15(b)(i)-(v) above, except as permitted under U.S. law, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

(d) No part of the proceeds of the Loans will be used or otherwise made available, directly or indirectly, to any Person described in Section 3.15(b)(i)-(v) above, for the purpose of financing the activities of any Person described in Section 3.15(b)(i)-(v) above in violation of any applicable law, or in any other manner that would violate any Anti-Terrorism Laws or applicable Sanctions.

(e) The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Obligors, their respective Subsidiaries and their respective directors, officers, employees, and agents (in their capacity as such) with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions, and the Obligors, their respective Subsidiaries and the officers and directors of the Obligors and their respective Subsidiaries, and, to the knowledge of the Obligors, the employees, and agents (in their capacity as such) of the Obligors or their respective Subsidiaries, are in compliance in all material respects with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

Section 3.16. FCPA; Anti-Corruption.

(a) The Obligors, their respective Subsidiaries and their respective directors and officers, and to the knowledge of the Obligors, their respective employees and agents (in their capacity as such), are in compliance with applicable Anti-Corruption Laws.

(b) No part of the proceeds of the Loans will be used or otherwise made available, directly or knowingly indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any applicable Anti-Corruption Laws (including the FCPA).

(c) No action, suit or proceeding is pending or, to the knowledge of the Obligors, threatened, by or before any court or governmental or regulatory authorities or any arbitrator against any Obligor or any of their respective Subsidiaries for its or their violation of applicable Anti- Corruption Laws.

Section 3.17. Federal Reserve Regulations. None of the Obligors or their respective Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 3.18. Reserved.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement and each other Loan Document to which any Obligor is a party, signed on behalf of such party.

(b) The Lender, the Administrative Agent and the Arranger shall have received all fees required to be paid by the Borrower on or prior to the Effective Date pursuant to the Fee Letter, and all expenses required to be reimbursed by the Borrower on or before the Effective Date pursuant to the Fee Letter.

(c) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act. Any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(d) The Specified Representations of the Obligors and their respective Subsidiaries set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date, provided that (i) to the extent that such Specified Representations specifically refer to an earlier date, they shall be true and correct in all material respects on and as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any Specified Representations that are already qualified by materiality in the text thereof.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 10, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.02. Credit Event. The obligation of each Lender to make a Loan after the Effective Date, is subject to the satisfaction, or waiver in accordance with Section 11.02, of the following conditions:

(a) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note in advance of the Credit Event.

(b) The Administrative Agent shall have received a certificate, dated as of the Credit Event and signed on behalf of the Borrower by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (c) of Section 4.02 as of the date of the Credit Event.

(c) The representations and warranties of the Obligors and their respective Subsidiaries set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event, provided that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects on and as of such earlier date and (ii) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by materiality in the text thereof, and at the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received a notice (which notice shall be in the form of a Funding Notice or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Borrower (as may be updated from time to time by written notice from the Borrower to the Administrative Agent, the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement and which, in the case of a Funding Notice, shall be delivered in accordance with Section 2.01.

(e) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the date hereof) of Kirkland & Ellis LLP, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(f) The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors (or comparable governing body) of each Obligor approving the transactions contemplated by the Loan Documents to which such Obligor is a party and the execution and delivery of such Loan Documents to be delivered by such Obligor on the Closing Date, and all documents evidencing other necessary corporate (or other applicable organizational) action and governmental approvals, if any, with respect to the Loan Documents and (ii) all other documents reasonably requested by the Administrative Agent relating to the organization, existence and good standing of such Obligor and authorization of the transactions contemplated hereby (including, but not limited to, a copy of the current constitutional documents of each Obligor).

(g) The Administrative Agent shall have received a certificate of a Responsible Officer of each Obligor certifying the names and true signatures of the officers of such Obligor authorized to sign the Loan Documents and the other documents to be delivered hereunder on the Closing Date to which it is a party, to be delivered by such Obligor on the Closing Date.

(h) The Lender, the Administrative Agent and the Arranger shall have received all fees required to be paid by the Borrower on or prior to the Closing Date pursuant to the Fee Letter, and all expenses required to be reimbursed by the Borrower on or before the Closing Date pursuant to the Fee Letter.

(i) The Administrative Agent shall have received an executed Solvency Certificate in form, scope and substance reasonably satisfactory to the Administrative Agent and demonstrating that the Borrower and its Subsidiaries on a consolidated basis are, and after giving effect to the Transactions and incurrence of all Indebtedness and Obligations being incurred in connection herewith will be, Solvent.

(j) The Administrative Agent shall have received the financial statements described in Section 3.04(a) and the Projections.

(k) The Administrative Agent shall have received a certificate, as of the Closing Date and signed on behalf of the Borrower by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (d) of Section 4.01 as of the Closing Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article 10, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.03. [Reserved].

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Term Loan Commitments have expired or been terminated, the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), the Borrower and each other Obligor covenants and agrees with the Administrative Agent and the Lenders that, on or after the Closing Date:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a) (i) prior to a Public Listing, within 120 days after the end of each Fiscal Year, and (ii) on and after a Public Listing, within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized international standing (without a “going concern” or like qualification or exception and, except in the case of any Subsidiary or business acquired by the Borrower or the Subsidiaries, in respect of events prior to the acquisition thereof, without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if and to the extent that any change in GAAP that has occurred since the date of the audited financial statements referred to in Section 3.04(a) (or the most recent financial statements delivered under clause (a) or (b) above) had a material impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate, (iii) certifying as to the current list of Unrestricted Subsidiaries appropriately designated as such pursuant to Section 5.12(a) and (iv) setting forth reasonably detailed calculations demonstrating compliance with Section 7.01 and 7.02;

(d) prior to a Public Listing, concurrently with any delivery of financial statements under clause (a) above, an annual plan for the Borrower and its Subsidiaries to include balance sheets, statements of income and cash flows for each Fiscal Quarter of such Fiscal Year prepared in detail and, in summary form and accompanied by a certificate of a Financial Officer of the Borrower stating that such plan is based on estimates, information and assumptions believed to be reasonable at the time prepared;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statement and other materials filed by an Obligor or any of its Subsidiaries with any national securities exchange or regulator, including without limitation the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(f) promptly following any request in writing (including any electronic message) therefor, (i) such other information regarding the operations, business affairs and financial condition of the Obligors or any of their respective Subsidiaries, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, subject to the restrictions in the last section of Section 5.06 or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Following a Public Listing, information required to be delivered pursuant to Section 5.01(a), Section 5.01(b) or Section 5.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet at http://www.coreweave.com (or any successor page); (ii) on which such information is posted on the SEC’s website on the Internet at www.sec.gov; or (iii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (x) to the extent the Administrative Agent so requests, the Borrower shall deliver paper copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent (by facsimile or email) of the posting of any such documents (other than in respect of documents required to be delivered by Section 5.01(e) or any document deemed delivered pursuant to clause (ii) above). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02. Notices of Material Events. Promptly upon obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default or Event of Default (in any event within three Business Days of such Default or Event of Default);

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or any other Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (with respect to the Borrower, in a United States jurisdiction) and the rights (charter and statutory), licenses, permits, privileges, approvals, franchises and Intellectual Property Rights material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or dissolution permitted under Section 6.03 and (b) none of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights (charter and statutory), licenses, permits, privileges, approvals, franchises or Intellectual Property Rights where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Payment of Taxes and Other Claims. Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, pay all Tax liabilities before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, have or would become a Lien upon any properties of the Borrower or any other Obligor or any of their respective Restricted Subsidiaries not otherwise permitted under Section 6.02, in each case except where in the case of any Tax or claim, (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) to the extent required by GAAP, the Borrower, any other Obligor or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, (a) keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including any Flood Insurance as required by Section 5.10.

Section 5.06. Books and Records; Inspection Rights. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, keep proper books of record and account in which entries full, true and correct in all material respects are made and are sufficient to prepare financial statements in accordance with GAAP. The Borrower and each other Obligor will, and will cause each of their respective Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent and whose representatives may accompany representatives of the Administrative Agent), upon reasonable prior notice, to visit and visually inspect its properties (subject to security clearances, protocols and other requirements that may be imposed by data center owners / operators), to examine and make extracts of its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower, such other Obligor or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Agreement, none of the Borrower, the other Obligors or any of their respective Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any binding agreement with any third party that is not an Affiliate of the Borrower or (c) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.07. Compliance with Laws.

(a) The Borrower and each Obligor will, and will cause each of their respective Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower has, and will maintain in effect and enforce policies and procedures designed to promote compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

Section 5.08. ERISA-Related Information. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly, and in any event within 30 days, after the Borrower, any Guarantor, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event that would reasonably be expected to result in material liability has occurred, a certificate of the most senior Financial Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, Guarantor, Subsidiary or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; and (b) promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in unfunded pension liabilities, (ii) the existence of potential withdrawal liability under Section 4201 of ERISA that would reasonably be expected to result in material liability, if the Borrower, any Guarantor, any Subsidiary or any ERISA Affiliates withdraw from any Multiemployer Plan, or (iii) the adoption of, or commencement of contributions to, or any amendment to, a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that would reasonably be expected to result in material liability, a detailed written description thereof from the most senior Financial Officer of the Borrower.

Section 5.09. Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes (including, without limitation, to finance Acquisitions and investments), including to cash collateralize outstanding letters of credit. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other violations of any rule or regulation of any Governmental Authority. The Borrower will not request any Borrowing, and the Obligors shall not use, directly or indirectly, and shall procure that their respective Subsidiaries and its and their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value in violation of the FCPA or any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person, or in any country or territory that, at the time of such funding, financing or facilitating, is, or whose government is, a Sanctioned Entity, except as permitted under U.S. law, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10. Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower and each other Obligor will, at its expense, promptly execute, acknowledge and deliver such further documents and take such further actions as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower and each other Obligor shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.11. Guarantors. If any Person shall have become a Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary), then the Borrower, as applicable, shall, within 45 days thereafter (or such longer period of time as the Administrative Agent may agree in its sole discretion), cause such Restricted Subsidiary to (i) enter into a joinder agreement (a “Joinder Agreement”) in substantially the form of Exhibit J hereto, (ii) [reserved] and (iii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements and certificates reasonably requested by the Administrative Agent or required under the Loan Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any Joinder Agreement delivered pursuant to this Section 5.11, dated as of the date of such Joinder Agreement.

Section 5.12. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Borrower may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) such Subsidiary does not own any Equity Interest of any Obligor or any other Restricted Subsidiary;

(ii) any guarantee or other credit support thereof by any Obligor or any other Restricted Subsidiary is permitted under Section 6.01;

(iii) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result from such designation;

(iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Revolving Credit Agreement, the Term Loan Credit Agreement and/or any other Material Indebtedness of the Obligors or their respective Restricted Subsidiaries; and

(v) at the time of and immediately after such designation, the Borrower shall be in compliance on a Pro Forma Basis with Sections 7.01 and 7.02.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the greater of (x) the Borrower or the Obligors’ investment therein or (y) the assets of such Subsidiary and no Subsidiary may be designated as an Unrestricted Subsidiary unless it is in compliance with Section 6.07 on a pro forma basis after giving effect to such designation;

(ii) all existing transactions between it and any Obligor or any Restricted Subsidiary will be deemed entered into at that time;

(iii) it is released at that time from the Loan Documents to which it is a party and all related security interests on its property shall be released; and

(iv) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(c) The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default and, at the time of and immediately after such designation, the Borrower shall be in compliance on a Pro Forma Basis with Sections 7.01 and 7.02. Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to this Section 5.12(c),

(i) all of its Indebtedness will be deemed incurred at that time for purposes of Section 6.01;

(ii) all Liens on its property will be deemed incurred at that time for purposes of Section 6.02;

(iii) unless it is an Excluded Subsidiary, it shall be required to become a Guarantor pursuant to this Agreement within the time frame set forth in Section 5.11; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) No Subsidiary may be designated as an Unrestricted Subsidiary if it owns or licenses on an exclusive basis any Material Intellectual Property at the date of designation. None of the Borrower nor any of the Restricted Subsidiaries may transfer legal title to, or license on an exclusive basis any Material Intellectual Property, to any Unrestricted Subsidiary. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the only transfers (including, without limitation, Investments, sales or other dispositions or Restricted Payments) by the Borrower and the Restricted Subsidiaries permitted to be made in or to Unrestricted Subsidiaries shall be transfers that are not prohibited by Section 6.07.

Section 5.13. Anti-Terrorism; Sanctions; Anti-Corruption.

(a) The Borrower and each of its Subsidiaries shall comply in all material respects with all applicable Anti-Terrorism Laws.

(b) The Borrower will maintain in effect policies and procedures designed to promote compliance by the Obligors, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with Anti-Corruption Laws.

Section 5.14.  Post-Closing Requirements. Not later than the dates set forth in Section 5.14 of the Borrower Disclosure Letter (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Section 5.14 of the Borrower Disclosure Letter.

ARTICLE 6

NEGATIVE COVENANTS

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts payable hereunder shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), the Borrower and each other Obligor covenants and agrees with the Administrative Agent and the Lenders that, on or after the Closing Date:

Section 6.01. Indebtedness. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) (i) Obligations of the Obligors under the Loan Documents and (b) Obligations (as defined in each of the Revolving Credit Agreement and the Term Loan Credit Agreement) of the Obligors under the Loan Documents (as defined in each of the Revolving Credit Agreement and the Term Loan Credit Agreement);

(b) Indebtedness existing on the date hereof and set forth in Section 6.01 of the Borrower Disclosure Letter and any refinancing, refundings, renewals or extensions thereof;

(c) (i) Capital Lease Obligations, purchase money Indebtedness and loans incurred to acquire or improve equipment or other physical plant or real property of the Borrower or any Restricted Subsidiary, and any Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness does not exceed the purchase price plus expenses of the asset or assets acquired (or the improvement thereon, as applicable) and (B) any Lien that secures such Indebtedness does not apply to any other property or assets of the Borrower or its Restricted Subsidiaries; and (ii) Indebtedness incurred to finance or refinance the acquisition, leasing, construction, installation or improvement of property, plant or equipment assets (including any customary non-recourse carve-out guaranty required in connection with any such financing), provided (A) the terms of such Indebtedness shall provide, in the event of a default by any Obligor or any Restricted Subsidiary thereunder, that the creditor’s sole remedy is against the property, plant, or equipment assets the acquisition, leasing, construction, installation or improvement thereof was financed or refinanced by such Indebtedness, and such creditor shall have no recourse against any Obligor, any Restricted Subsidiary or any other Subsidiary of the Borrower for any amounts owed to such creditor (even if the assets securing such Indebtedness do not cover the full value of the defaulted amount), other than customary non-recourse carve-out guarantees, and (B) the borrower of such Indebtedness shall be a bankruptcy remote special purpose entity;

(d) Indebtedness of (i) any Restricted Subsidiary to any Obligor or to any other Restricted Subsidiary or (ii) any Obligor to any other Obligor or any other Restricted Subsidiary; provided that all such Indebtedness shall be unsecured;

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property or services acquired in an Acquisition permitted hereunder, earnouts and holdbacks), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with Acquisitions and investments or permitted dispositions of any business or assets (including stock of a Subsidiary);

(f) Indebtedness in respect of any Hedging Transaction entered into for the purpose of hedging risks associated with the operations of the Obligors and their respective Subsidiaries in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Obligors and their respective Restricted Subsidiaries which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (j) of Section 9.01;

(h) Guarantees by the Borrower of Indebtedness of a Restricted Subsidiary or Guarantees by a Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Obligations, the Guarantee shall also be unsecured and/or subordinated to the Obligations;

(i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, and refinancing of such Indebtedness in respect thereof;

provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) and (ii) if such Indebtedness is (A) secured, the Secured Net Leverage Ratio (after giving effect to such Indebtedness on a Pro Forma Basis) shall not exceed 4.50 to 1.00 for the most recently ended Test Period and (B) unsecured, the Total Net Leverage Ratio (after giving effect to such Indebtedness on a Pro Forma Basis) shall not exceed 5.50 to 1.00 for the most recently ended Test Period;

(j) Permitted Incremental Equivalent Debt and Refinancing Indebtedness in respect thereof;

(k) (i) Indebtedness owing to insurance companies to finance insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case under clause (i) or (ii), in the ordinary course of business;

(l) Indebtedness under or in connection with (i) any commercial credit card program, (ii) purchasing or “p-card” program or (iii) similar programs, in each case, arising in the ordinary course of business;

(m) Indebtedness consisting of incentive, non-compete, consulting, deferred compensation or other similar arrangements entered into in the ordinary course of business with an officer or employee of any Obligor or its Subsidiaries;

(n) Indebtedness in respect of treasury, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and otherwise in connection with securities accounts and deposit accounts, in each case, incurred in the ordinary course of business;

(o) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business and consistent with past practice;

(p) other unsecured Indebtedness not permitted by the foregoing in an aggregate principal amount outstanding at any one time not exceeding the greater of $412,500,000 and 75% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date; provided that such Indebtedness shall rank junior to the Obligations hereunder;

(q) Indebtedness in respect of letters of credit or bankers’ acceptances;

(r) [Reserved];

(s) Indebtedness of the Borrower constituting a guarantee of indebtedness of SPV II under the SPV II Credit Agreement and SPV IV under the SPV IV Credit Agreement, provided that (i) such guarantees shall not be secured by any Lien other than a Lien incurred pursuant to clause (r) of Section 6.02 and (ii) no Default or Event of Default shall exist or would result therefrom;

(t) Indebtedness of the Borrower constituting a guarantee of indebtedness of any Unrestricted Subsidiary (including any Future SPV), provided that (i) such guarantee shall not be secured by any Lien other than a Lien incurred pursuant to clause (r) of Section 6.02, (ii) if, at the time such guarantee is entered into, such indebtedness being guaranteed has a LTV Ratio of no greater than (A) 90%, so long as a material portion of the contracts of such Unrestricted Subsidiary (including any Future SPV) being guaranteed by such Indebtedness consist of contracts with (or contracted revenue from) entities which have an Investment Grade Rating or (B) 75%, so long as a material portion of the contracts with (or contracted revenue from) entities which do not have an Investment Grade Rating, (iii) the Indebtedness guaranteed under this clause (t) must not mature prior to the date that it is at least eighteen (18) months after the Term Loan Maturity Date in effect on the date such indebtedness is created and (iv) no Default of Event of Default shall exist or result therefrom;

(u) Senior Unsecured Indebtedness and unsecured Convertible Indebtedness in an aggregate principal amount outstanding at any time not exceeding an amount equal to $1,000,000,000 plus (ii) an amount such that, at the time of incurrence thereof and immediately after giving effect thereto on a Pro Forma Basis (and without netting the cash proceeds thereof in determining such leverage ratio), the Total Net Leverage Ratio would not exceed 6.00 to1.00 for the most recently ended Test Period;

(v) payment and performance guarantees of the Borrower and its Restricted Subsidiaries in the ordinary course of business primarily guaranteeing payment and performance of contractual obligations of the Borrower or its Restricted Subsidiaries to a third party and not for the purpose of guaranteeing payment of Indebtedness;

(w) to the extent constituting Indebtedness, any Indebtedness consisting of (i) obligations to purchase Series C Preferred Stock (as defined in the Series C Put Option Agreement) from Investors (as defined in the Series C Put Option Agreement) as required pursuant to the terms of the Series C Put Option Agreement and (ii) any Put Note; and

(x) Attributed Principal Amount and Receivables Indebtedness in connection with any Permitted Securitization;

(y) Indebtedness arising only if, and to extent, a Permitted Designated Receivables Sale is determined not to be a “true sale”;

(z) Indebtedness of the Borrower consisting of Capital Lease Obligations to Technology Finance Corporation and/or its Affiliates and assigns in an aggregate amount outstanding at any time not exceeding $14,621,750.01;

(aa) other unsecured or secured Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount outstanding at any time not exceeding the greater of $165,000,000 and 30% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date; and

(bb) unsecured Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 2.12(b);

provided that, in no event shall the Borrower create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness permitted under clauses (j), (p), (u), (x), (y) or (aa) above (in each case, except to the extent such Indebtedness constitutes a guarantee of indebtedness of any Unrestricted Subsidiary) in an aggregate principal amount in excess of $500,000,000.

Section 6.02. Liens. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Section 6.02 of the Borrower Disclosure Letter and any modifications, renewals and extensions thereof and any Lien granted as a replacement or substitute therefor; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any property or assets required to be subject to such Liens as of the Closing Date and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any Refinancing Indebtedness in respect thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than any property or assets required to be subject to such Lien immediately prior to the time of such acquisition and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Refinancing Indebtedness in respect thereof;

(d) Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such asset made the subject of a Capital Lease Obligation by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted under Section 6.01(c), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, developing, constructing, restoring, replacing, rebuilding, maintaining, upgrading or improving such fixed capital assets plus expenses, and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets, additions and accessions thereto and the products and proceeds thereof, customary security deposits in respect thereof, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(e) licenses or sublicenses and leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Obligors or any of their respective Subsidiaries;

(f) the interest and title of a lessor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and other statutory and common law landlords’ Liens under leases;

(g) in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(h) in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement, in each case, in favor of the other parties to such Joint Venture;

(i) Liens on insurance policies and proceeds securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;

(j) Liens on earnest money deposits of Cash or Cash Equivalents made in connection with any Acquisition not prohibited hereunder;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(l) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(m) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or assets of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not apply to any other property or assets of any Obligor or any Restricted Subsidiary (other than property or assets required to be subject to such Lien immediately prior to the time of such acquisition and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender), and (iii) such Lien secures only (x) those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and (y) any Refinancing Indebtedness with respect thereto;

(n) Liens on cash deposits in respect of rental agreements in the ordinary course of business;

(o) (i) Liens securing the “Obligations” as defined in the Term Loan Agreement and (ii) Liens securing the “Obligations” as defined in the Revolving Credit Agreement;

(p) Liens securing Indebtedness incurred pursuant to Section 6.01(j);

(q) [Reserved];

(r) Liens on (1) any Equity Interests of (i) SPV II securing obligations of the Borrower under the SPV II Parent Guarantee, (ii) SPV IV securing obligations of the Borrower under the SPV IV Parent Guarantee and (iii) any Unrestricted Subsidiary (including any Future SPV) and (2) Pledged SPV Indebtedness, in each case, securing Indebtedness of the Borrower permitted under Sections 6.01(s) and (t), together with associated collateral related to the foregoing;

(s) Liens on cash pledged to secure obligations in respect of letters of credit or bankers’ acceptances permitted under Section 6.01(q);

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(u) Liens on goods in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of such goods;

(v) Liens arising in the ordinary course of business by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(w) Liens on securities that are the subject of repurchase agreements permitted hereunder;

(x) Liens on amounts deposited to secure obligations in connection with the making or entering into of bids, tenders, agreements or leases in the ordinary course of business and not in connection with the borrowing of money;

(y) Liens securing obligations under any Swap Agreement; provided that aggregate amount of obligations shall not exceed $25,000,000 at any time;

(z) Liens granted in connection with any Permitted Securitization on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right, title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Permitted Securitization and in the Equity Interests issued by any Eligible Special Purpose Entity;

(aa) Liens granted in connection with any Permitted Designated Receivables Sale on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right, title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, and the rights under the documents executed in connection with such Permitted Designated Receivables Sale;

(bb) Liens securing Indebtedness incurred pursuant to Section 6.01(aa);

(cc) Liens in favor of the Borrower, any Obligor or, if granted by any non-Obligor, any Restricted Subsidiary; and

(dd) Liens on assets (and associated collateral) required to be contributed to licensors, lessors and other similar parties pursuant to colocation agreements, leases and other similar agreements, which assets (and associated collateral) relate to the build-out of the premises subject to such colocation agreements, leases and other similar agreements.

Section 6.03. Fundamental Changes; Asset Sales; Conduct of Business.

(a) The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (y) sell, transfer, lease, enter into any sale-leaseback transactions with respect to, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Obligors and their respective Restricted Subsidiaries, taken as a whole, or all or substantially all of the Equity Interests of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or (z) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that:

(i) any Subsidiary or any other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity;

(ii) any Person (other than the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that any such merger or consolidation involving a Guarantor must result in a Guarantor as the surviving entity;

(iii) any Subsidiary that is an Obligor may sell, transfer, lease or otherwise dispose of its assets to another Subsidiary that is not an Obligor; provided that (x) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and (y) any such sale, transfer, lease or other disposal must comply with Sections 6.05 and 6.07;

(iv) (x) any Obligor may sell, transfer, lease or otherwise dispose of its assets to any other Obligor, and (y) any Subsidiary that is not an Obligor may sell, transfer, lease or otherwise dispose of its assets to any Obligor or any other Subsidiary;

(v) in connection with any Acquisition permitted hereunder, any Subsidiary may merge into or consolidate with any other Person, so long as the Person surviving such merger or consolidation shall be a Subsidiary; provided that (x) any such merger or consolidation involving an Obligor must result in an Obligor as the surviving entity, and (y) any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity; and

(vi) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders; provided that if such Subsidiary is an Obligor, the entity receiving the assets of such Subsidiary upon such liquidation or dissolution shall also be an Obligor.

Notwithstanding anything to the contrary herein, including the foregoing, no sale or other disposition of all or substantially all assets of the Obligors and their respective Restricted Subsidiaries taken as a whole shall be permitted.

(b) The Borrower and each other Obligor will not, and will not permit any of their respective Restricted Subsidiaries to, sell, lease (as lessor or sublessor), sell and leaseback, transfer or otherwise dispose to, any Person, in one transaction or a series of transactions any property of the Obligors or any of their respective Restricted Subsidiaries (including receivables and leasehold interests), whether now owned or hereafter acquired, including, in the case of any Restricted Subsidiary, issuing or selling any shares of such Restricted Subsidiary’s Equity Interests to any Person, except for:

(i) any sale, transfer, license, lease or other disposition not constituting an Asset Sale;

(ii)  Restricted Payments not prohibited by Section 6.04;

(iii)  Investments not prohibited by Section 6.07;

(iv)  any sale of Securitization Receivables to an Eligible Special Purpose Entity in a Permitted Securitization; provided that, the Aggregate Receivables Sales Amount shall not exceed the Maximum Receivables Sales Amount at any time

(v)  Designated Receivables Sales; provided that, the Aggregate Receivables Sales Amount shall not exceed the Maximum Receivables Sales Amount at any time;

(vi)  dispositions of non-core assets acquired pursuant to an Acquisition consummated within 12 months of the date such Acquisition is consummated; provided that the consideration for such assets shall be in an amount at least equal to the fair market value thereof;

(vii) any other sale, lease (as lessor or sublessor), sale and leaseback, transfer or other disposition pursuant to this clause (vii) by the Borrower or any Restricted Subsidiary, so long as (w) the Net Cash Proceeds of all such Asset Sales in any Fiscal Year do not exceed the greater of 35% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date and 5% of Consolidated Total Assets, (x) the consideration for such assets shall be in an amount at least equal to the fair market value thereof and (y) no less than 75% of the consideration received shall be in Cash or Cash Equivalents; and

(viii) any transfer of assets (and associated rights) required to be contributed to licensors, lessors and other similar parties pursuant to colocation agreements, leases and other similar agreements, which assets (and associated rights) relate to the build-out of the premises subject to such colocation agreements, leases and other similar agreements.

(c) The Borrower and each other Obligor will not, and will not permit any of their respective Restricted Subsidiaries to, engage to any material extent in any business other than the type conducted by the Obligors and their respective Restricted Subsidiaries on the Effective Date or businesses reasonably related, similar, ancillary, supportive, complementary or synergistic thereto and reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or investment or other immaterial businesses).

(d) Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i) to prepay Loans or Indebtedness in accordance with Section 2.12(a); and/or

(ii) to make investments in the Borrower and its Subsidiaries not otherwise prohibited hereunder; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 90 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 2.12(a).

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the only transfers (including, without limitation, Investments, sales or other dispositions or Restricted Payments) by the Borrower and the Restricted Subsidiaries permitted to be made in or to Unrestricted Subsidiaries shall be transfers that are permitted by Section 6.07(c) and Section 6.07(p).

Section 6.04. Restricted Payments. The Borrower and each other Obligor will not, and will permit any of its Restricted Subsidiaries to, declare, make, order, pay any sum for, or set apart assets for a sinking or other analogous fund for, directly or indirectly, any Restricted Payment except for:

(a) in the case of any Restricted Subsidiary, the declaration and payment of dividends or other distributions to its equity holders, so long as any such dividends or other distributions to the Obligors and other Restricted Subsidiaries that are equity holders are at least pro rata to the relevant portion of equity held by such Obligor and such other Restricted Subsidiaries;

(b) in the case of the Borrower and any of its Subsidiaries, the declaration and payment of dividends or other distributions payable solely in its Equity Interests other than Disqualified Equity Interests;

(c) (i) the delivery or issuance of shares of common stock (and cash in lieu of fractional shares) required by the terms of any Convertible Indebtedness, and (ii) the making of required interest payments with respect to any Convertible Indebtedness permitted hereunder;

(d) so long as no Event of Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not otherwise permitted by this Section 6.04, so long as, immediately after giving effect thereto, (i) the Total Net Leverage Ratio shall not exceed 5.00 to 1.00 for the most recently ended Test Period and (ii) the Secured Net Leverage Ratio shall not exceed 3.00 to 1.00 for the most recently ended Test Period;

(e) any Restricted Subsidiary may make Restricted Payments to the Borrower, the other Restricted Subsidiaries of the Borrower and other holders of its equity securities, provided that the portion of any Restricted Payments paid to holders of its equity securities other than the Obligors and their respective Restricted Subsidiaries is not greater than the percentage of equity securities of such Obligor or such Restricted Subsidiary, as applicable, owned by such other Persons;

(f) the Borrower may exercise its option to convert certain shares of common stock of the Borrower held in escrow to cash pursuant to Section 2.3(f) of that certain Stock Purchase Agreement dated as of January 1, 2023 by and between the Borrower, certain shareholders of Conductor Technologies, Inc., Malcolm Moore and Conductor Technologies, Inc.; provided that the aggregate Restricted Payments made under this clause (f) do not exceed $9,084,514.53;

(g) the repurchase, redemption, retirement or other acquisition of Equity Interests from (i) current and former employees, officers, directors, consultants or other persons performing services for the Borrower or any direct or indirect Subsidiary pursuant to the terms of stock repurchase plans, restricted stock agreements or similar agreements under which the Borrower or any direct or indirect Subsidiary has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal and (ii) other stockholders of the Borrower; provided that the aggregate Restricted Payments made under this clause (g) do not exceed (A) prior to a Public Listing, $100,000,000 in any Fiscal Year or (B) after a Public Listing, an amount equal to the greater of $55,000,000 and 10% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date; provided further that any unused amounts in any Fiscal Year may be carried forward to the next succeeding Fiscal Year;

(h) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, or any Equity Interests of any direct or indirect Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Subsidiary (other than the Borrower) or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”);

(i) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted hereunder;

(j) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets; provided that the aggregate Restricted Payments made under this clause (j) do not exceed $30,000,000;

(k) Restricted Payments (i) required to be made pursuant to the Series C Put Option Agreement so long as no default (including any Default or Event of Default) then-exists or would result from the making of any Restricted Payment; provided that, the aggregate amount of Restricted Payments made pursuant to this subclause (k)(i) shall not exceed the lesser of (x) the Put Option Payment Amount and (y) the amount required to purchase the applicable Series C Preferred Stock (as defined in the Series C Put Option Agreement) pursuant to the Series C Put Option Agreement as of the relevant date of determination, (ii) consisting of dividends in respect of the Series C Preferred Stock (as defined in the Borrower Charter) as and when required pursuant to Subsection 1.1 of Part B of Article Fourth of the Borrower Charter; provided that such Restricted Payments may be made in cash only to the extent (x) no Default or Event of Default shall have occurred and be continuing both immediately prior to the making of any such Restricted Payment and after giving pro forma effect to any such Restricted Payment and (y) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such Restricted Payment, with Section 7.01 for the most recently ended Test Period, and (iii) Restricted Payments made in respect of any Put Note, to the extent (x) such Put Note ranks junior to the Obligations hereunder and (y) no Default or Event of Default shall have occurred and be continuing both immediately prior to the making of any such Restricted Payment and after giving pro forma effect to any such Restricted Payment; and

(l) so long as no Event of Default shall have occurred and be continuing or be caused thereby, other Restricted Payments not otherwise permitted by this Section 6.04, in an aggregate amount not exceeding (i) $20,000,000 since the Closing Date plus (ii) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (ii); provided that, immediately after giving effect thereto, (x) the Total Net Leverage Ratio shall not exceed 5.25 to 1.00 for the most recently ended Test Period and (y) the Secured Net Leverage Ratio shall not exceed 3.25 to 1.00 for the most recently ended Test Period.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the only transfers (including, without limitation, Investments, sales or other dispositions or Restricted Payments) by the Borrower and the Restricted Subsidiaries permitted to be made in or to Unrestricted Subsidiaries shall be transfers that are permitted by Section 6.07(c) and Section 6.07(p).

Section 6.05. Transactions with Affiliates. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates except:

(a) any such transaction on terms and conditions not less favorable to such Obligor or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) payment of reasonable directors’ fees, customary out-of-pocket expense reimbursement, indemnities (including the provision of directors and officers insurance), compensation arrangements (including bonuses) and severance arrangements for members of the board of directors, officers or other employees of any Obligor or any of its Subsidiaries;

(c) transactions between or among Obligors and their Restricted Subsidiaries;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited hereby;

(e) Restricted Payments permitted by Section 6.04;

(f) Investments permitted by Section 6.07;

(g) (i) loans or advances to employees, officers and directors and (ii) payroll, travel and similar advances to employees, officers and directors;

(h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans;

(i) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business;

(j) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary;

(k) following a Public Listing, the distribution or dividend of Equity Interests (other than Disqualified Equity Interests) of the Borrower to the management of any Obligor or any of its Subsidiaries;

(l) the issuance of Equity Interests by the Borrower to existing investors (and the entry into agreements related thereto) in capital raising transactions;

(m) the entry into debt financing arrangements with existing investors (and entry into agreements related thereto) in capital raising transactions in each case, to the extent such Indebtedness is permitted by Section 6.01;

(n) Permitted Securitizations; and

(o) any other transactions involving payments in an aggregate amount not to exceed at any time 10% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date.

Section 6.06. Restrictive Agreements. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) [reserved] or (b) the ability of (i) any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Obligor or any other Restricted Subsidiary or (ii) any Obligor or any other Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Obligor under the Loan Documents (other than Indebtedness with respect to which such Person is the primary obligor); provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the date hereof identified on Section 6.06 of the Borrower Disclosure Letter (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition, restriction or condition), (iii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary (other than the Borrower) or assets of any Obligor or any of its Subsidiaries pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is not prohibited hereunder, (iv) the foregoing shall not apply to any agreement, prohibition, or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition restriction or condition), (v) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to purchase money Indebtedness or Capital Lease Obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vii) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses, sub-leases and sub-licenses and other contracts restricting the assignment thereof, (viii) the foregoing shall not apply to restrictions or conditions set forth in any agreement governing Indebtedness not prohibited by Section 6.01, (ix) the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or restrictions imposed by the terms of a Lien permitted under Section 6.02 on the property subject to such Lien and (x) the foregoing shall not apply to any consents or approvals required by the organizational documents of the Borrower or any stockholder’s or investor’s rights or similar agreements of the Borrower. Nothing herein shall be construed to prohibit such restrictions or conditions on an Eligible Special Purpose Entity in connection with a Permitted Securitization.

Section 6.07.  Investments. The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments owned as of the Effective Date existing on the date hereof and set forth in Section 6.07(b) of the Borrower Disclosure Letter;

(c) Investments in Unrestricted Subsidiaries, non-Obligor Restricted Subsidiaries and Joint Ventures; provided that such Investments (including through intercompany loans) shall not exceed at any time an aggregate amount equal to 50% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date; provided that no other Investments in Unrestricted Subsidiaries are permitted hereunder other than those in this clause (c) and clause (p) hereafter.

(d) intercompany loans to the extent permitted under Section 6.01(d) and other Investments in Restricted Subsidiaries which are Guarantors;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries (i) in respect of payroll payments and expenses in the ordinary course of business and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash or common Equity Interests;

(f) Swap Agreements which constitute Investments;

(g) trade receivables in the ordinary course of business;

(h) guarantees to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) lease, utility and other similar deposits in the ordinary course of business;

(k) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;

(l) Permitted Acquisitions;

(m) Guarantees permitted pursuant to Section 6.01;

(n) Permitted Securitizations;

(o) so long as no Event of Default shall have occurred and be continuing or be caused thereby, other Investments not otherwise permitted by this Section 6.07 (including Permitted Acquisitions), so long as, immediately after giving effect thereto on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 6.00 to 1.00 for the most recently ended Test Period;

(p) Investments (i) consisting of the contribution to SPV II, SPV IV or any Future SPV of the (w) master services agreements and related order forms entered into with customers as contemplated by the SPV II Credit Agreement (as in effect on the Effective Date, other than any amendment or modification that is not materially adverse to the Lenders), the SPV IV Credit Agreement (as in effect on the Effective Date, other than any amendment or modification that is not materially adverse to the Lenders) or any Future SPV Credit Agreement (as in effect on the initial closing date of such facility, other than any amendment or modification that is not materially adverse to the Lenders), (x) graphic processing unit servers and ancillary equipment necessary to service any of the foregoing and (y) and data center leases/licenses necessary to service any of the foregoing, so long as, solely with respect to any Future SPV Credit Agreement, the Borrower shall be in compliance on a Pro Forma Basis with Section 7.01 on the date such Future SPV Credit Agreement is entered into, (ii) in SPV II, SPV IV or any Future SPV to be used to cure a default or otherwise ensure covenant compliance under the SPV II Credit Agreement, the SPV IV Credit Agreement or any Future SPV Credit Agreement and (iii) in SPV II, SPV IV or any Future SPV, so long as, with respect to clauses (ii) and (iii), immediately after giving effect thereto, the Borrower shall be in compliance on a Pro Forma Basis with Section 7.01; provided that no other Investments in Unrestricted Subsidiaries are permitted hereunder other than those in this clause (p) and clause (c) above;

(q) so long as no Event of Default shall have occurred and be continuing or be caused thereby, other Investments not otherwise permitted hereunder in an aggregate amount not to exceed at any time (i) 100% of Consolidated Adjusted EBITDA for the prior four Fiscal Quarter period ending on or most recently prior to such date plus (ii) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (ii);

(r) Investments in Persons which consist of the provision of services by the Borrower to any such Person in exchange for Equity Interests in such Person;

(s) Investments in Cohere, Inc. (either directly or indirectly through Magnetar AI Ventures I - Cohere LLC) in an aggregate amount not to exceed $125,000,000; and

(t) Investments set forth on Section 6.07(t) of the Borrower Disclosure Letter.

For purposes of covenant compliance with this Section 6.07, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

Notwithstanding anything herein to the contrary, (i) no Obligor shall, nor shall it permit any of its Restricted Subsidiaries to, allow or cause any Domestic Subsidiary to be a subsidiary of a Foreign Subsidiary (other than any Domestic Subsidiary that is an existing subsidiary of an acquired Foreign Subsidiary at the time of the Permitted Acquisition); (ii) the only transfers (including, without limitation, Investments, sales or other dispositions or Restricted Payments) by the Borrower and the Restricted Subsidiaries permitted to be made in or to Unrestricted Subsidiaries shall be transfers that are permitted by Section 6.07(c) and Section 6.07(p); and (iii) any Investments made in Unrestricted Subsidiaries shall only be permitted hereunder to the extent, (x) after giving effect to such Investment, the Debt Ratio on a Pro Forma Basis is no less than 1.50 to 1.00 (or, to the extent such Investment will be used to cure a default or ensure covenant compliance under the SPV II Credit Agreement, the SPV IV Credit Agreement or any Future SPV Credit Agreement, 1.20 to 1.00) and (y) except to the extent that such Investment will be used to cure a default or ensure covenant compliance under the SPV II Credit Agreement, the SPV IV Credit Agreement or any Future SPV Credit Agreement, the Obligors have received Unrestricted Cash or other assets from such Unrestricted Subsidiary in an amount equal to the fair market value of the assets Invested in such Unrestricted Subsidiary.

Section 6.08. Amendments or Modifications with Respect to Certain Indebtedness; Organizational Documents.

(a) [Reserved].

(b) The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any organizational document of any Obligor or any Restricted Subsidiary after the Closing Date, in each case in a manner that is adverse in any material respect to the Lenders, without in each case obtaining the prior written consent of the Required Lenders to such amendment, modification or other modification or waiver.

(c) The Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to (i) amend or otherwise change the terms of the SPV II Parent Guarantee or SPV IV Parent Guarantee, if the effect of such amendment or change is to amend the provisions of the SPV II Parent Guarantee or SPV IV Parent Guarantee in a way that is materially adverse to the interests of the Lenders or (ii) enter into new guarantees incurred pursuant to Section 6.01(t) to the extent such guarantees only permit the incurrence of Indebtedness (as defined under such guarantee agreement) in an amount that is less than the greater of (x) $1,000,000,000 and (y) the amount of Term Loan Commitments and outstanding Loans in effect as of the date of such guarantee agreement (it being agreed and understood that the Borrower or such other Obligor, as applicable, shall use commercially reasonable efforts to cause such guarantees incurred pursuant to Section 6.01(t) to permit secured Indebtedness in an amount equal to or greater than either (x) the amount permitted under the SPV II Parent Guarantee or SPV IV Parent Guarantee as in effect on the date hereof or (y) $1,000,000,000; provided that in no event shall the amount of secured Indebtedness permitted under any such guarantee agreement be less than the amount of Secured Term Loan Commitments and outstanding Loans in effect as of the date of such guarantee agreement).

Section 6.09. Fiscal Year. Except after providing the Administrative Agent with 30 days prior written notice, the Borrower and each other Obligor will not, and will not permit any of its Restricted Subsidiaries to, permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

Section 6.10. Limitation on Securitization Transactions. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any Securitization Transaction or any amendment thereto, except Securitization Transactions in which the Borrower or a Restricted Subsidiary is the Receivables Seller; provided that, the Aggregate Receivables Sales Amount shall not exceed the Maximum Receivables Sales Amount at any time.

Section 6.11. Distributions. The Borrower will not, nor will it permit SPV II, SPV IV or any Future SPV to, enter into or modify any agreement of SPV II, SPV IV or any Future SPV that would restrict the distribution of Available Cash (or equivalent term, as defined under each of SPV II Credit Agreement (with respect to SPV II), SPV IV Credit Agreement (with respect to SPV IV) or any Future SPV Credit Agreement (with respect to such Future SPV)) to the Borrower to the extent the making of such distribution is permitted under (i) Section 6.06(a)(1) of the SPV II Credit Agreement or Section 6.06(a)(1) of the SPV IV Credit Agreement, as applicable, on substantially the same terms as in effect on the Effective Date or (ii) the provision equivalent to Section 6.06(a)(1) of either the SPV II Credit Agreement or the SPV IV Credit Agreement in any Future SPV Credit Agreement (and solely to the extent that such provision is on substantially the same terms as provided for under the SPV II Credit Agreement and the SPV IV Credit Agreement as in effect Effective Date), except with respect to restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) customary provisions restricting assignment of any agreement; or

(c) customary restrictions and conditions contained in any agreement relating to any Asset Sale permitted hereunder pending the consummation of such Asset Sale.

ARTICLE 7

FINANCIAL COVENANT

Section 7.01. Total Net Leverage Ratio. As of the last day of each Fiscal Quarter, commencing with the first Fiscal Quarter ending after the Closing Date, the Total Net Leverage Ratio of the Borrower and its Subsidiaries for the four Fiscal Quarter period then ended shall not exceed 6.00 to 1.00. Notwithstanding the foregoing, on or after the Closing Date, upon the consummation of a Material Acquisition during the term of this Agreement, upon written notice by the Borrower to the Administrative Agent at the consummation of such Material Acquisition of its intent to start an Increase Period, the Total Net Leverage Ratio may be greater than 6.00 to 1.00 for the first four Fiscal Quarters ending after the date of the consummation of such Material Acquisition (the “Increase Period”), but in no event shall the Total Net Leverage Ratio be greater than 7.00 to 1.00 as of the last day of any Fiscal Quarter ended after the Closing Date (the “Permitted Leverage Increase”). After the Increase Period, the Total Net Leverage Ratio may not be greater than 6.00 to 1.00 as of the last day of each Fiscal Quarter until another permitted Increase Period occurs. There may be more than one Permitted Leverage Increase during the term of this Agreement, but only so long as there are two full Fiscal Quarters of compliance with the Total Net Leverage Ratio prior to the commencement of another Increase Period and no more than three Permitted Leverage Increases during the term of this Agreement.

Section 7.02. Minimum Contracted Revenue. As of the last day of each Fiscal Quarter, commencing with the first Fiscal Quarter ending after the Closing Date, the Borrower and its Subsidiaries shall have binding contracts that are in full force and effect, copies of which (upon the request of the Administrative Agent) have been provided to the Administrative Agent, demonstrating contracted revenues in an amount not less than $1,000,000,000, which amount shall be calculated based on the sum of (i) the reasonably projected contracted revenues from such contracts with counterparties which have an Investment Grade Rating and (ii) the product of 0.75 and the reasonably projected contracted revenues from such contracts with counterparties which do not have an Investment Grade Rating.

ARTICLE 8

GUARANTY

Section 8.01. Guaranty of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations (other than, in the case of any Guarantor, any such Obligations with respect to which such Person is the primary obligor) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law) (collectively, the “Guaranteed Obligations”).

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.01 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.01, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 8.01 shall remain in full force and effect until the termination of this Guarantee in accordance with Section 8.07 hereof. Each Qualified ECP Guarantor intends that this Section 8.01 constitute, and this Section 8.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8.02. Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of any automatic stay or similar provision of any Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty after the occurrence and during the continuation of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate under the relevant Loan Document, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Obligor or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) [reserved]; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under applicable law.

Section 8.04. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Obligor or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment); (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and the Term Loan Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors) or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors) with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower or any other guarantor (including the Guarantors), and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor (including the Guarantors), shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 8.07. Continual Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Term Loan Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08. Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09. Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 8.10. Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 8.10(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur on or after the Closing Date (other than as specified below):

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, the Term Loan Maturity Date, or at a date fixed for prepayment thereof or otherwise (as applicable);

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 9.01) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) (i) any representation or warranty made or deemed made by the Borrower or any Subsidiary in this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made or, in the case of any such representation or warranty qualified by materiality, incorrect in any respect, or (ii) on or after the Effective Date, any Specified Representation made or deemed made by the Borrower or any Subsidiary in this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made or, in the case of any such Specified Representation qualified by materiality, incorrect in any respect;

(d) the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (solely with respect to the Borrower), Section 5.09, in Article 6 or in Article 7;

(e) the Borrower or any other Obligor shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in clause (a), (b) or (d) of this Section 9.01), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) receipt by the Administrative Agent of the notice required to be given by the Borrower pursuant to Section 5.02(a);

(f) on or after the Effective Date, the Borrower or any Restricted Subsidiary shall (i) fail to pay any principal, interest or other amount, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond any applicable grace period, or (ii) after giving effect to any grace period, fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness, if the failure referred to in clause (i) or (ii) results in such Material Indebtedness becoming due prior to its stated maturity (or in the case of any such Indebtedness constituting a Guarantee in respect of Indebtedness becoming payable) or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(g) on or after the Effective Date, an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) on or after the Effective Date, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 9.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any binding action for the purpose of effecting any of the foregoing;

(i) on or after the Effective Date, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) on or after the Effective Date, one or more judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof (to the extent not paid or covered by a reputable and solvent independent third-party insurance company which has not disputed coverage) and the same shall remain undischarged or unpaid for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment and such action shall not be stayed;

(k) on or after the Effective Date, a Change in Control shall occur;

(l) one or more ERISA Events or Non-U.S. Plan Events shall have occurred, other than as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or

(m) on or after the Effective Date, at any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect in accordance with the terms hereof) or shall be declared null and void, or (iii) any Obligor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(n) the assets of any Obligor (i) are deemed to constitute “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) or otherwise) or (ii) are subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans;

then, and in every such event (other than an event with respect to any Obligor described in clause (g), (h) or (i) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, (ii)(A) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (B) [reserved]; and in case of any event with respect to any Obligor described in clause (g), (h) or (i) of this Section 9.01, the Term Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower or such Guarantor accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor, and (iii) [reserved].

Section 9.02. Application of Funds. After the exercise of remedies provided for in Section 9.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable pursuant to Sections 2.17 and 2.18) payable to the Administrative Agent in their capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable pursuant to Sections 2.17 and 2.18)), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by applicable law.

Section 9.03. Right to Cure. Notwithstanding anything contained in Sections 9.01, if the Borrower fails to comply with Section 7.01 (a “Covenant Default”) for any Fiscal Quarter, the Borrower shall have the right (the “Cure Right”), until the Loans have been paid in full, to receive a contribution of capital (1) in the form of common equity, (2) in the form of preferred equity having terms reasonably acceptable to the Administrative Agent or (3) in such other form having terms reasonably acceptable to the Administrative Agent (the “Contribution Amount”) in order to cure such Covenant Default, subject to the following:

(a) the Borrower must deliver a written notification (the “Cure Notice”) to the Administrative Agent that it intends to exercise the Cure Right under this Section 9.03 simultaneously with the delivery of the Compliance Certificate required to be delivered to the Administrative Agent pursuant to Section 5.01(c) (the “Cure Notification Date”);

(b) the Contribution Amount shall be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with Section 7.01, at the end of such Fiscal Quarter and applicable subsequent periods which include such Fiscal Quarter, provided that there shall be no pro forma reduction of the Obligations to the extent a voluntary prepayment is made in respect thereof with the proceeds of any Contribution Amount for the Fiscal Quarter in respect of which such Contribution Amount is received for purposes of determining compliance with Section 7.01;

(c) the Contribution Amount shall be (i) received by the Borrower no later than ten (10) days after the Cure Notification Date and (ii) in an amount not to exceed the amount required to cause the Borrower to be in compliance with Section 7.01;

(d) the issuance of any Equity Interests in connection with the payment of the Contribution Amount to the Borrower shall not result in a Change in Control; and

(e) the Borrower may not exercise its rights under this Section 9.03 more than (i) two (2) times during any period of four (4) consecutive Fiscal Quarters, and (ii) five (5) times during the term of this Agreement.

Upon the Administrative Agent’s receipt of the Cure Notice from Borrower of its intent to exercise the Cure Right pursuant to this Section 9.03 within the time frame required by Section 9.03(a), then, until ten (10) days after the Cure Notification Date, (i) neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans and other Obligations or terminate the Term Loan Commitments and neither the Administrative Agent nor any Lender shall exercise any other remedy prior to the expiration of such ten (10) day period following the Cure Notification Date, and (ii) neither the Administrative Agent nor any Lender shall impose default interest, in each case, solely on the basis of an Event of Default having occurred and being continuing under Section 7.01 in respect of the Fiscal Quarter for which the Cure Right is exercised.

ARTICLE 10

THE AGENT

Section 10.01. Agent. Each of the Lenders (including in any Lender’s other capacity hereunder) (each of the foregoing referred to as the “Lenders” for purposes of this Article 10) hereby irrevocably appoints Morgan Stanley Senior Funding, Inc., as the Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to any Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized by the Lenders to (i) [reserved], (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the discretion of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) to approve or disapprove of any permitted transaction described in Section 6.03. Except, in each case, as set forth in the sixth paragraph of this Article 10, the provisions of this Article 10 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) together with its Affiliates, shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02 or in the other Loan Documents); provided that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, provided, further, that such Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that such Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) shall, except as expressly set forth herein and in the other Loan Documents, not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its branches or Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Administrative Agent by the Borrower or a Lender, and such Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent.

The Administrative Agent and the Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to consent to such successor Administrative Agent (such consent not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Upon the acceptance of its appointment as either Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (except for any indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article 10). The fees payable by the Borrower to any successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article 10 and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Any such release of Guaranteed Obligations or otherwise shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 10.02. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 10.03. Reserved.

Section 10.04. Acknowledgments of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)

(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.04(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)  The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)  Each party’s obligations under this Section 10.04(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) Each Lender hereby agrees that (i) it has requested a copy of each report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any report or any of the information contained therein or any inaccuracy or omission contained in or relating to a report and (B) shall not be liable for any information contained in any report; (iii) the reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the reports; (iv) it will keep all reports confidential and strictly for its internal use, not share the report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy (or other electronic image scan transmission (e.g., pdf via email)), as follows:

(i) if to the Borrower or any other Obligor, to the Borrower at:

CoreWeave, Inc.

101 Eisenhower Pkwy, Ste. 106

Roseland, NJ 07068-1050

Attention:

Email Address:

Telephone No.:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

611 Main Street

Houston, Texas 77002

Attention:

Email Address:

Telephone No.:

(ii) if to the Administrative Agent, from any Loan Party, to Morgan Stanley Senior Funding, Inc. at the address separately provided to the Borrower;

(iii) if to the Administrative Agent from the Lenders, to Morgan Stanley Senior Funding, Inc. at:

MORGAN STANLEY SENIOR FUNDING, INC.

1300 Thames Street, 4th Floor

Thames Street Wharf

Baltimore, MD 21231

Attention:

Telephone:

Email:

(iv) if to any Lender to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (B) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic System, Approved Electronic Platform or Approved Borrower Portal, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02. Waivers; Amendments . (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the other Obligors and the Required Lenders or by the Borrower and the other Obligors and the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon or the cash pay amount of interest, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Term Loan Commitment; provided, however, that notwithstanding clause (ii) or (iii) of this Section 11.02(b), (x) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.08 and (y) any waiver of a Default shall not constitute a reduction of interest for this purpose, (iv) change Section 2.19(a), Section 2.19(b), or any other Section hereof providing for the ratable treatment of the Lenders or change the definition of “Applicable Percentage” or “Pro Rata Share”, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of any Guaranty without the written consent of each Lender, except, in the case of the release of any individual Guarantor, to the extent the release of such Guarantor is permitted pursuant to Section 5.12(b) or Section 11.17 (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel) or, in the case of any Loans made on the Closing Date, Section 4.02, without the written consent of each Lender, (viii) [reserved] and (ix) expressly subordinate any Obligations to any other Indebtedness, without the written consent of each Lender.

Notwithstanding anything to the contrary herein (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Arranger hereunder without the prior written consent of the Administrative Agent or the Arranger, as applicable, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iii) [reserved].

Section 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders and the Arranger in connection with the syndication of the Loans and with the preparation, negotiation, execution and delivery of the Loan Documents and any security arrangements (including, without limitation, any third party flood consultants) in connection therewith and, solely with respect to the Administrative Agent any amendment, waiver or other modification (including proposed amendments, waivers or other modifications) with respect thereto (including reasonable and documented fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel and, if reasonably necessary, one outside counsel per applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person for the Administrative Agent, the Arranger and the Lenders, taken as a whole)) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (including reasonable fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel and, if reasonably necessary, one outside counsel per applicable jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person)) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 11.03, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arranger, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, reasonable and documented out-of-pocket costs or expenses, including the reasonable and documented legal fees and expense of any outside counsel (limited to one outside counsel and, if reasonably necessary, one outside counsel per applicable local jurisdiction and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected Person) for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Obligors or any of their respective Subsidiaries, or any Environmental Liability of the Obligors or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower); provided that such indemnity shall not, as to any Indemnitee, be available (w) with respect to Taxes (and amounts relating thereto) (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), the indemnification for which shall be governed solely and exclusively by Section 2.18, (x) with respect to such losses, claims, damages, liabilities, costs or reasonable and documented expenses that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or breach of any material obligations under any Loan Document by such Indemnitee, (y) resulting from any dispute between and among Indemnitees, that does not involve an act or omission by the Obligors or their respective Subsidiaries (as determined by a court of competent jurisdiction in a final non-appealable decision) (other than any proceeding against the Administrative Agent or the Arranger or any other Person acting as an agent or arranger with respect to the term loan facility provided hereunder, in each case, acting in such capacity) and (z) to the extent resulting from a settlement agreement related thereto without the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that (1) the Borrower shall be deemed to consent to such settlement if it does not respond to the indemnified party’s request within 5 business days, (2) the foregoing indemnity will nevertheless apply if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so and (3) if settled with the Borrower’s consent, the Borrower agrees to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.

(d) Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 11.03(b) or of the Lenders pursuant to Section 11.03(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) All amounts due under this Section 11.03 shall be payable promptly after written demand therefor.

Section 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants (to the extent provided in paragraph (c) of this Section 11.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b) (ii) below, any Lender may assign to one or more assignees (but not to any Obligor, any Subsidiary or an Affiliate thereof, any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural person) or any Disqualified Institutions) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to such assignment or, if an Event of Default has occurred and is continuing, any other assignee; provided, further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof;

(2) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to any Lender, an Affiliate of a Lender or an Approved Fund; and

(3) [reserved].

(ii) Assignments shall be subject to the following additional conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Loans, the amount of the Term Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(3) unless otherwise agreed to by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(5) no such assignment shall be made to (1) any Obligor nor any Subsidiary or Affiliate of a Obligor, (2) any Disqualified Institutions, (3) any Defaulting Lender or any of its subsidiaries, or (4) any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (5); and

(6) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 11.04, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 11.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18 and Section 11.03); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a Register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and amounts on the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.04(b)(iv), except to the extent that such losses, claims, damages or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 11.04 and any written consent to such assignment required by paragraph (b)(i) of this Section 11.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.14(g), Section 2.19(c) or Section 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower or any other Obligor, the Administrative Agent, sell participations to one or more banks or other entities (but not to the Borrower, any Subsidiary or an Affiliate thereof, any natural person or any Disqualified Institutions) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (c) (ii) of this Section 11.04, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17 (provided that it complies with the obligations contained therein) and Section 2.18 (it being understood that the documentation required under Section 2.18(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19(b) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or Central Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05. Survival. All covenants, agreements, representations and warranties made by the Obligors and their respective Subsidiaries herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Section 2.16, Section 2.17, Section 2.18 and Section 11.03 and Article 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic image scan transmission (e.g., pdf via email) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower and each other Obligor against any of and all the obligations of the Borrower and each other Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No amounts set off from any Obligor shall be applied to any Excluded Swap Obligations of such Obligor.

Section 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH

FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER AND EACH OTHER OBLIGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.09(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such

Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Obligors and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 11.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-

LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14. No Advisory or Fiduciary Responsibility.

(a)  In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Obligors acknowledge and agree, and acknowledge their respective Subsidiaries’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Obligors and their respective Affiliates, on the one hand, and the Administrative Agent the Arranger and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor or any of its Subsidiaries, or any other Person and (ii) none of the Administrative Agent, the Arranger nor any Lender has any obligation to any Obligor or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Obligors and their respective Affiliates, and none of the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to any Obligor or its Affiliates. Each of the Borrower and other Obligors agrees that it will not claim that any of the Administrative Agent, the

Arranger, the Lenders and their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of any transaction contemplated hereby.

Section 11.15. Electronic Execution of this Agreement and Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, borrowing requests, amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of the Borrower and each other Obligor and other information that will allow such Lender to identify the Borrower and each other Obligor in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or such Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 11.17. Release of Guarantors. In the event that all the Equity Interests in any Guarantor owned by the Borrower and/or its Subsidiaries are sold, transferred or otherwise disposed of to a Person that is not, and is not required to become, an Obligor, in a transaction permitted under this Agreement, the Administrative Agent shall, at the Borrower’s expense, promptly take such action and execute such documents as the Borrower may reasonably request to terminate the guarantee of such Guarantor.

Section 11.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.19. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)  a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)  a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)  a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.20. Borrower Communications.

(a) The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS

OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the day and year first written above.

COREWEAVE, INC., as Borrower

By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	Chief Executive Officer

COREWEAVE CASH MANAGEMENT LLC, as Guarantor

By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	President and Secretary

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By:	/s/ Brian Sanderson
Name:	Brian Sanderson
Title:	Authorized Signatory